UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934

IntelligenTek Corporation (Exact name of registrant as specified in its charter)	Nevada (State or other jurisdiction of incorporation or organization)
20-2705408 (I.R.S. Employer Identification No.)	NASA Research Park, MS 19-46H Moffett Field, California (Address of principal executive offices)
94035 (Zip Code)	Issuer's telephone number: (650) 254-0330

Securities to be registered under Section 12(b) of the Act: None

Securities to be registered under Section 12 (g) of the Act:

Title of Class:  Common Stock, par value $.001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [  ]   Accelerated filer [  ]

Non-accelerated filer [ ]      Smaller reporting company [ X]

Item 1:  Business

The Company

IntelligenTek Corporation (the “Company”) (formerly HS Equestrian Estates, Inc.) was incorporated on June 7, 2002 under the laws of the State of Nevada and searched for a viable entity with which to merge and/or acquire.  The Company, under the name HS Equestrian Estates, Inc., took the following actions:

(i)

On April 25, 2005, the Company changed its authorized shares from 75,000,000 common shares to 100,000,000 common shares, par value $.001, and 5,000,000 preferred shares, par value $.001.

(ii)

On September 27, 2007, the Company changed its name to IntelligenTek Corporation.

IntelligenTek Corporation, a California corporation (“ITC”), was incorporated on December 3, 2004 to develop solutions for data input and virtual interactivity through artificial audio-visual intelligence.

On October 3, 2007, a reverse merger occurred between ITC and the Company.  The ITC shareholders acquired 22,800,004 common shares, or ninety-five (95%) percent of the outstanding shares of the Company.   In addition, the ITC directors and executive officers replaced those of the Company.  ITC became a wholly-owned operating subsidiary of the Company.  The Company currently conducts its business operations exclusively through ITC and the two companies share common directors and executive officers.

Business of Issuer

ITC was founded by a team of experienced professionals in the high-tech industry with a vision to provide innovations and solutions to the market’s growing demand for ubiquitous data input and virtual interactivity through artificial audio-visual intelligence. Based on the Company’s multiple, patented and patent-pending technologies, its primary focus is in the video surveillance security and safety sectors.

IntelligenTek is a NASA technology partner at the NASA Research Park in Moffett Field, CA. The Company’s technology's primary functionality is the ability to locate, identify, and track objects in crowded environments and under various lighting conditions. The Company is now developing a suite of software solutions incorporating its proprietary patent-pending virtual computing environment technology which gives the Company the capability of overcoming many of the limitations often encountered with recognizing and processing 3-D data from a conventional 2-D video source. Because of this, the Company is able to provide innovative solutions for a variety of digital video analytics applications over a wide range of video camera types, including CCTVs, webcams, infrared (day/night) cameras, and others.   The Company’s software is capable of interfacing with most video camera types without the need for customization. For surveillance needs, the Company’s basic foreground/background technology enables Object Tracking and Identification, including detection of covert behavior (hiding behind objects, for example), distinguishing between falling down and bending over, and distinguishing between Objects Left and Objects Removed.  The Company’s character recognition technology enables License Plate Recognition and Identification (“license plate reader”) from a stationary or moving platform, and real time matching to a “watch list” in order to dramatically facilitate active surveillance operations.  The Company’s face detection, 3D reconstruction, and image matching technologies enable Face Recognition for all kinds of access control needs, utilizing either one or two cameras as desired by the application.  Extending these approaches to driver monitoring (Somnolence Alert System), the Company has developed a patent-pending technology for detecting driver sleepiness and drowsing using a virtual computing environment.

The Company is seeking to provide solutions to achieve a leadership position in the security industry through its patent pending audio-visual character/object identification and tracking technology software, coupled with management’s goal of providing product quality, reliability and accuracy.

Products

Object Tracking:

IntelligenTek’s Object Tracking/Left/Removed product, which is a stand-alone intelligent real-time object detection software program employing video analytics, is presently available on standard PC platforms for operation with most existing surveillance systems, and next generation versions are in active testing.  In addition, the Company has developed an Object Tracking/Left/Removed application package (“ObjTrack”) deliverable as an Application Programmer’s Interface (API), that enables software developers in other companies to integrate IntelligenTek’s technology into their existing software products with minimal effort. Both the stand-alone program and the API are capable of the following functionalities, with potential uses for each functionality in parentheses:

•

Object motion detection (perimeter protection for buildings/communities and military bases; military zones (e.g. restricted areas, armory, surrounding areas of sentry boxes, border control); high security industrial areas (e.g. gas/oil storage tanks, generators, etc.); areas equipped with mechanical/electrical/electronic/network facilities; train and subway depots; document rooms/laboratories; safe deposit boxes/vaults; after-hour store surveillance; home security; light switch on/off detection);

•

An intelligent motion detection feature to provide real-time alerts during specified times or at restricted areas for intruder detection;

•

Object left/removed detection;

•

The Object left feature detects objects, such as explosives, baggage, unidentified boxes and vehicles, left unattended for any predetermined length of time (airports, train & subway depots; railroads; hospitals, malls, office buildings; city centers, squares, public parks; federal/state buildings, post offices);

•

The Object removed feature is for asset protection and will notify customers if the monitored object has been moved or taken (museums/exhibition arenas (e.g. paintings, sculptures, etc.); manufacturing facilities, stockrooms, retail stores (e.g. jewelry, watches, electric appliances, etc.); homes (e.g. valuables, strongboxes); railroads (e.g. detecting the destruction and removal of rails and/or crossties));

•

Camera integrity assurance; and

•

Substantially improves the camera's own embedded security in real-time.

ObjTrack features fully automated dynamic background learning (does not require a cleared static scene for initial background learning – can be used at a busy street, square, mall, airports, etc.) and ignores ambient movement (filters out non-targeted waving objects like tree branches). ObjTrack:

•

Is capable of detection in low light and complex environments;

•

Automatically adjusts for environmental or lighting changes ;

•

Is capable of monitoring multiple objects simultaneously;

•

Is able to simultaneously detect objects left and removed ;

•

Is capable of sending real-time audio/visual alert signals;

•

Has easy configuration for video frame rate and size to fit various cameras and requirements;

•

Has a flexible and configurable size range of interested objects and area for monitoring;

•

Filters out wind/rain effects for object motion/left/removed detection ;

•

Has event detection that minimizes recorded video file to maximize DVR (digital video recorder) monitoring capacity for customers’ DVR management systems; and

•

Provides included camera integrity assurance that enhances cameras' own security and provides real-time notification in the event of functional hardware failure or disruption.

License Plate Recognition (LPR) :

IntelligenTek Corporation has developed a License Plate Recognition (“LPR”) software product that can accurately identify and process plate information utilizing intelligent video analytics for a variety of potential applications, including entrance/exit management for buildings and communities, parking lot management, tollbooth management, mobile patrols in law enforcement vehicles, citywide surveillance and batch processing by law enforcement. Unlike several other LPR products currently available on the market, management believes IntelligenTek's LPR solution will have a high capture and recognition rate for all types of vehicles including cars, trucks and motorcycles and will be capable of successful recognition even on oblique plate images or under adverse weather conditions.

With our LPR product, no additional equipment (e.g. an infrared sensor) is required for vehicle detection to trigger plate monitoring which reduces system installation and maintenance cost, improve overall reliability, reduce the occurrence of false alarms, and simplifies set-up of customers’ vehicle management systems.

IntelligenTek’s LPR features:

•

Capable of intelligent detection of vehicles from video image to trigger license plate acquisition and recognition without the need to deploy ancillary sensors

•

Capable of recognizing various types of vehicle license plates including cars, taxis, wagons, passenger coaches, trucks and motorcycles

•

Capable of capturing and recognizing the vehicle license plates at oblique angles to reduce the limitation and cost of deployment and maintenance

•

Capable of being used at intersections for vehicle search and tracking

•

Capable of operating under most weather conditions as well as 24 hour day/night conditions with minimum illumination requirements

•

Capable of capturing and recognizing multiple vehicle plates within a single image frame

•

Capable of recognizing license plates from several countries, including Taiwan, China and most other Asian countries with black and white license plates. Integrated alarm system provides for notification via e mail or SMS upon recognition of a matching or non-matching plate against predefined database depending on customer settings

3-D Face Recognition:

In the past, 3D Face Recognition (“3DFR”) technology was a popular concept, but notoriously unreliable and ended up not being cost efficient for real world applications. IntelligenTek's new 3DFR solution reduces these drawbacks. Instead of having to take many photos (sometimes up to 20) which then take up valuable storage space in a database for each employee, our product only needs two photos to reach satisfactory recognition accuracy. Our 3DFR software product can be used for: entry access points; office buildings, secure areas, restricted access areas; IT resources/workstation logins; bank vault/safe deposit box access; homeland security applications; passport ID matching; and restricted government access areas.

IntelligentTek’s 3D face recognition product features:

•

Does not require multiple cameras at entry point

•

Easy set-up/integration with existing security and building management systems

•

Simple user interface to monitor alerts, logs, activate/deactivate system

•

Real-time alerts when non-matching personnel attempts entry

•

Capable of positive recognition match with a variety of facial expressions

•

Capable of capturing image of "unrecognized" visitors for security log/database populating

•

Adds security over standard RFID/proximity card badges which can be lost or stolen

IntelligenTek’s products are licensed software and are distributed by downloading over the Internet, or on CD/DVD media.  Management believes that licensing and distribution will typically be handled through a distributor, who will perform any needed installation of hardware, which the Company does not supply.  The Company intends to provide customer training in the future, and, pending receipt of sufficient capital, will seek to hire a sales and marketing professional to coordinate the Company’s software distribution efforts.

Sources and Availability of Raw Materials:

IntelligenTek does not have any material suppliers, and its cost for raw materials is expected to be low as minimal hardware is utilized in its products.

Dependence on One or a Few Major Customers:

IntelligenTek has a single customer as of the date of this filing – Wintec Industries, Inc. (see “Material Contracts” below).

Existence of Government Regulation:

As we solely provide the software, there are no regulatory issues in the US or overseas that IntelligenTek is aware of; it is the responsibility of IntelligenTek’s customers to meet regulations for their industry and location, if any.

Cost of Compliance with Environmental Laws:

IntelligenTek’s products are software only, so there are no applicable environmental regulations that management is aware of. Management can give no assurance that new or additional laws or regulations relating to the environment will not result in material costs in the future.

Research and Development

Our research and development related costs were $244,134 for fiscal year 2006, $946,275 for fiscal year 2007 and $1,302,688 since inception.  R&D expenditures to date for fiscal year 2008 are zero due to lack of funding; income from advance license fees was used for operating expenditures.  Five employees were engaged full time (but with deferred compensation) in R&D activities during 2008. These activities focused on delivering the first generation Object Tracking product, designing and developing the second generation Object Tracking product, and developing the 3D Face Recognition and LPR products.

Material Contracts

On February 10, 2006, the Company signed a contract in a joint development project with WebChain, a major Taiwan ISP or internet service provider.  WebChain is one of two authorized providers to the Taipei County Police Department.  WebChain in conjunction with the Company agreed to upgrade the police department’s video surveillance network.  A contract with the Taipei County Police Department was secured through WebChain which originally was planned for implementation with four phases of its technology to enable each camera in the network to identify vehicles, specifically, license plates WebChain did not continue the deployment of the contracted system for the Taipei County Police Department after phase 1, and the contract automatically terminated after its expiration date. We do not expect to receive any payment from WebChain beyond the $10,000 deposit previously received and we consider the agreement to be terminated.

On December 1, 2006, the Company signed a licensing agreement with TWSafe for Object Left/Removed. TWSafe produced what IntelligenTek management believed to be an inferior product and was unable to market same and generate license fees thereby breaching the terms of the agreement. We do not expect to receive any payment from TWSafe and we consider the agreement to be terminated.

On February 1, 2007, the Company signed a licensing agreement with Chieh Ho Technology for our 3D Face Recognition software.  Our software, if used with an active RFIC chip, can be embedded on a TI DaVinci DSP chip with Monta Vista Linux real-time Operating System and MS Windows XP for 3D face model encryption; the ID Badges can be processed in real-time for entry and exit authorizations and for positive surveillance of identified persons.  This agreement is presently inactive and due to lack of resources for completion of development at Chieh Ho, IntelligenTek does not anticipate that it will be re-activated.

In May 2008 IntelligenTek entered into a 12-month agreement giving Wintec Industries an exclusive right to distribute IntelligenTek’s first generation Object Tracking/Left/Removed software in the US and received $50,000 revenue from Wintec as the advance fee for 2000 licenses of the Object Tracking product.  The license agreement provides for an exclusive license in the United States if minimum purchases are met. Wintec is a well established private company in Milpitas, California, providing software, memory products, peripherals, systems, embedded devices and OEM solutions to a wide variety of computer industry customers.  Wintec’s partners include Intel, Microsoft and  Aeneon.

Technology:

The resolution and field of view of a typical camera, its ability to adapt to lighting changes, its ability to extract targets from their background, and the distance of the object all affect the accuracy of reporting 3D information.  The depth sensitivity is usually dependent on the user’s application.  Also, 3D resolution is non-linear in relation to distance, which in turn is a function of a control point’s characters.

Taking all of these factors into account, IntelligenTek has applied virtual reality theories to real world problems, enabling the Company to offer 3D input, or dimensions, from a single camera (single view) or from two or more cameras (dual view), and identify targeted objects such as faces, moving vehicles, left luggage and so forth.  Adapted to existing low cost cameras, such as webcams and CCTV cameras, this approach is tailored for easy integration with other sensors (such as RFID cards, password inputs, fingerprint detectors, touch and proximity sensors, etc) to create very flexible solutions for a wide range of surveillance and automation applications.   This technology includes the means to generate 3D output as displays for human perception or as inputs to most other hardware systems.

In addition to analysis of the incoming video stream, the Company also developed the technology to create and accept input from a virtual device that physically does not exist (not in hardware), such as a “Virtual Keyboard” or a “Virtual Mouse”.  The Company’s patent for its “Virtual Workstation” (granted February 26, 2008) describes this in detail.

The quality of an image acquired is often affected by lighting conditions and scene complexity. The Company uses its proprietary technology to compensate for image degradation or confusion. Our technology overcomes three major technical challenges.  These challenges are as follows:

Lighting Conditions:

By working with the camera management software, our technology can obtain improved image quality under virtually all lighting conditions, including blur, uneven lighting, noise from rain/snow, and low luminance environments.

Complex Background:

With confusing noises, colors and shapes that are similar to the target object, the Company’s technology achieves noise reduction by utilizing color patterns, shape and relative size information.  Based on a proprietary automated learning algorithm, adaptive dynamic background model processing and target object modeling, our products further adjust the object’s color balance according to light intensity. This is combined with the object’s shape information to reach what management believes to be the widest currently possible range of recognition of the target object available to the market as of this filing.

Tradeoffs:  Lighting vs. Motion:

One of the most severe technical barriers for video analytics using a low-cost camera arises from the fact that lighting is a passive element, dependent upon the environment.  Exposure time needs to be long enough to obtain adequate light intensity, however, for detection and identification of moving objects keeping the shutter speed as short as possible is necessary to acquire crisp images and therefore sharp edges.  Because most object detection algorithms rely heavily on continuous edges, the resulting fuzziness in edges compromises detection and identification.  To overcome this limitation, the Company uses specialized object image density and area algorithms together with edge algorithms instead of solely depending on edge detection.  Moreover, the Company’s various area and edge detection methods are optimized for both computation efficiency and accuracy.  Thus, the resulting software can quickly acquire the object’s relative position, determine its key features and deduce the object’s identity.

Once the key features of an object are identified, the Company’s proprietary technology enables our future products to combine all of the 2D information in order to compute the location and orientation of the object in 3D. By continuously tracking an object in 3D, it can better analyze its behavior and hence estimate its intention, such as running, turning or gesturing, so that anticipatory action may be implemented as needed.

Objects in the field of view of a camera are identified by combining motion detection, color and pattern detection and model-based shape analysis techniques.  The Company’s technology filters out the background and any noise or extraneous objects, focusing on the significant or target objects.  Using the key features extracted from these objects, the object is identified by comparing its perceived color and computed 3D dimensions to the Company’s proprietary database of object models.  For example, a vehicle will have a significantly different shape, color and motion behavior than a human who is walking or running.   The Company’s models for each type of object are key to its products’ success, and are continuously being improved in an attempt to stay at the leading edge of video analytics. The Company’s technology can be adapted for more effective conceptual audio-video surveillance.  A patent application for our Multimedia Conceptual Search System and Associated Search Method was filed on October 10, 2006.

The Company’s Object Tracking/Left/Removed product is presently available on standard PC platforms for operation with most existing surveillance systems, and next generation versions are in active testing.  In addition, the Company is presently “porting” the Object Tracking/Left/Removed software to microprocessor platforms to enable embedded applications, such as smart cameras on vehicles, in surveillance systems, in access control systems and elsewhere.  This effort is establishing the technical and strategic path that will guide future migration of the Company’s other software products to microprocessor (SOC: system on chip) platforms.

The Company’s proprietary 3-D visual solution will enable the accurate identification and definitive recognition of objects and persons to security providers, the military and first responders, such as police and fire fighters.  Our solution presents a viable alternative or supplement to existing installed systems and future demands.  When deployed, the Company’s solution is a complete self-contained surveillance system that not only identifies and tracks objects, but also has the ability to search available databases to offer even further information to personnel in a real-time scenario.  Therefore, the Company plans to distribute its software product, through distributors, for use as part of a complete, deployable infrastructure. This creates the opportunity for the Company’s products to be used in assisting the development of highly sensitive security requirements by either commercial or governmental agencies that suffer from lack of an established reliable infrastructure.  The Company anticipates that specific applications outside of the commercial and law enforcement markets could include the military and covert agencies such as the CIA and NSA.

The Company also has two other technologies under development, “People Counting” and a “Somnolence Alert System”.  People Counting can be used for malls, plazas, theme parks and major events where there is the need to know the size of the crowd in order to implement security measures based on maximum capacity as well for internal auditing purposes.  Somnolence Alert System is a driver safety aid product for the prevention of dozing off while driving due to boredom or fatigue.

At this time the Company does not have any publicly announced new product or service and there is no need for governmental approval on products or services.

Market Opportunity and Development

The security industry encompasses a variety of high-tech and low-tech products and services.  The global security industry has grown largely due to an increasing fear of crime and terrorism.  In the United States, the demand for security-related products and services also has grown steadily.  Company management believes that there is continued heightened attention to and demand for security due to the events of September 11, 2001 and the ensuing threat, or perceived threat, of criminal and terrorist activities.

The applications listed above are being offered to the security and first responder markets.  Management believes that the best way to exploit the Company’s technology and create an immediate value proposition is to concentrate on commercial applications in multiple sectors of the video surveillance market, where the need for identification, recognition and tracking of movements has expanded in recent years.  The Company’s next focus will be the first responder and homeland security sectors, where precision, accuracy and reliability are paramount factors.  Until now, to the Company’s knowledge, there is no technology that can reliably identify or track an object, especially a person, to any degree of certainty.  The Company’s proprietary 3-D technology delivers a solution to this issue, because it has the ability to utilize a single video camera to render information into rich 3D positioning and orientation information.  This information enables the camera to reliably identify and track the identified object.

The typical video surveillance system used by police departments, for example, consists of multiple DVRs that each serve up to sixteen individual cameras covering a radius of several hundred meters.  With concentric and overlapping circles, a large area can be covered by the network.  However, such networks handle analog video only and therefore can only perform passive surveillance and record events for future diagnosis.  Without digitization and video analytics software such as IntelligenTek’s, such a system does not have the ability to identify a specific object or person, nor does it have tracking ability.

A good example of police requirements for video analytics is the ability to find and track a stolen vehicle.  The vehicle’s license number is entered into our system by the control center, which sends the information to all the surveillance cameras in the area, including all surrounding areas.  Once a surveillance camera locates the vehicle, it activates the surrounding cameras, while alerting the control center of its location, and continues to track the vehicle.  The information is handed off to the next camera as the vehicle exits the first camera’s view and the tracking process continues.  The vehicle may travel in many different directions, as well as to neighboring areas.  Nevertheless, IntelligenTek’s object tracking capability will always keep that vehicle in view (depending on camera availability and placement) no matter which direction it goes, assisting the authorities to apprehend the suspect.

The Company is discussing licensing and manufacturing opportunities for its Somnolence Alert System with several customers in both Taiwan and the United States; in particular, a major trucking firm and the American Trucking Association, which is a quasi governmental agency that works closely with the Department of Transportation in vehicle safety and products.  No assurance can be given that these preliminary discussions will result in any final agreements.

The Company’s marketing efforts, which depend upon receipt of sufficient capital, will initially focus on three of the Company’s primary products, which are License Plate Recognition and Tracking; Facial Recognition and Identification including People Counting; and Objects Left/Removed.  Marketing will be directed to penetrate these niche sectors to continue the Company’s corporate growth.

Competition

The market sectors in which the Company intends to compete are intensely competitive. Since 9/11 the security market sector has become a very crowded space.  The Company will be competing against many well-established companies that have capabilities of providing technologies similar to our License Plate Recognition; Object Left/Removed and Face Recognition technologies.  A few of the more prominent companies include Vidient Systems, Object Video, Cernium, iOmniscient, Intelli-vision, OzVision, Cyclops, Security-Lab, and FaceVacs.  However, each of these companies’ products lacks certain critical features that our management believes our products are able to provide.  Some of these features are explained more in depth below.

The Company’s License Plate Recognition will face such competitors as Soft5, Intelli-vision and Cernium but their capabilities range from rudimentary to limited accuracy, in management’s opinion.  Some competitors claim license plate recognition but they can only detect shapes and not read the letters or numbers of a license plate; others require strict parameters, such as angle of the camera, distance and speed of the vehicle, and good lighting; whereas, regardless of lighting or camera angles our technology is able to detect to almost 100% accuracy, correctly interpreting numbers and letters, including those recorded in disruptive environments.  Additionally, most of our competitors do not have the capability to track a vehicle in real time once it has identified its license plate or the intelligence to alert the monitor.

The Company’s Object Left/Removed technology competes with many competitors but none of the competition, to management’s knowledge, has the capability to distinguish simultaneously whether an object is either left or removed.  Therefore, competing applications are limited to either detecting an object being left or an object being removed, but not both as with our technology.

The Company has no known direct competition to its patented 3D Face Recognition technology.  The Company’s closest competitors, such as Face Vacs and Security Lab, require as many as twenty-four multiple images at various angles pre-stored in the database, and the person must face the camera for the system to capture his/her features and search the database for a match.  The failure rate is about 1%, which means one person out of a hundred will be denied access even if he/she is an authorized person.  The Company’s patented 3D technology in conjunction with RFID technology embedded on a DSP platform only requires two photos, left and right.  The person requiring access will only need to be near the scanning system and a positive identification can be made instantly.  Upon completion of beta testing, the Company will be able to estimate its product’s average failure rate, which management believes will be more effective than its competitors' systems.

New Technologies

The Company may also face competition from other technologies and services, which are currently being introduced and may be introduced in the future.  The continued acceptance of the technologies and services of the Company plans to offer and anticipates offering may be adversely affected by the developments and availability of new technology.

Patents and Proprietary Rights

The Company has filed a number of patent applications covering aspects of its core technology:

1)

US patent 7,337,410, “Virtual Workstation”, for virtual computing environments, was granted 2/26/2008 to inventor Julius Lin and assigned to the Company.

2)

A US patent application, “Audio-Visual 3D Input/Output” , was filed June 30, 2005; it extends the methods for virtual computing environments (PUB # 20050264527) (listed inventor is Julius Lin).

3)

A WIPO patent application, “Audio-Visual 3D Input/Output”, was filed July 28, 2005 (PUB # WO/2006/015236).

4)

A US patent application, “Multimedia Conceptual Search System and Associated Search Method”, was filed October 6, 2006 (PUB # 20070130112) (listed inventor is Julius Lin).

5)

A European patent application based on Item 3 above, “Audio-Visual 3D Input/Output”, was entered February 28, 2007 (REF # 2005777397).

6)

Item 5 above ,  “Audio-Visual 3D Input/Output”, was registered in Hong Kong, November 2, 2007 (REF # 188702/EP)

7)

A continuation-in-part of the Virtual Workstation application (US 10/703,184) was filed November 21, 2007, to add claims related to surface computing (listed inventor is Julius Lin).

8)

A US provisional patent application, “Somnolence Alert System”, for detecting vehicle driver drowsiness, was filed December 21, 2007 (listed inventor is Julius Lin).

The Company also plans to file an application for another patent, which will be the continuation of item 2, the “Audio-Visual 3D Input/Output”, which extends its original single camera (mono view) 3D algorithms to provide the precision required for remote sensing and tracking applications, such as the “3D Face Recognition” and “License Plate Localization and Recognition”.

The Company is also preparing two additional patent applications, for audio/visual data fusion for Level IV Security (i.e. maximum security) & for Posterization (segmentation of colors in an image), for expected filing in the next six months.  The Company plans to continue to develop new improvements to its technology and will seek to diligently protect its proprietary intellectual property in the future.

Patent and trade secret protection is crucial to the Company’s business, and the Company’s performance will depend in part on its ability to obtain patents, maintain trade secret protection and operate without infringing the proprietary rights of others, in both the United States and other countries.

The Company’s patent and patent applications for the “Virtual Workstation” include a Virtual Keyboard and Virtual Mouse as well as Real GameStation™, Virtual Conferencing, Virtual Control Panel, Virtual MusicStation™ and a multi-dimensional version of the standard PC BIOS (basic input/output system), termed MD-BIOS™.  The Company’s initial Virtual Workstation utility patent application was filed on November 5, 2003 (and granted February 26, 2008), and by late 2003, the Company prototyped the Virtual Keyboard and Virtual Mouse using wired electromagnetic sensors.  Later the Company discarded the electromagnetic sensor approach due to cumbersome wires and high costs involved, and focused on extending the patent’s algorithms and software.  The Company is using “Audio-Visual 3D Input/Output” to replace the electromagnetic sensors so that it only requires the user’s bare hands to be placed under a low cost web cam.  Currently, the Company is preparing a provisional patent application for “Dual View 3D Input/Output” extended from the “Mono View” Approach in the utility patent “Audio-Visual 3D Input/Output”’ which will be used for the 3D Face Recognition product.

The Company’s provisional patent application for “Audio-Visual 3D Input/Output” was filed July 24, 2004.  It is a low-cost alternative to the electromagnetic sensor originally prototyped for Virtual Keyboard and Virtual Mouse.  On June 23, 2005, the Company filed a utility patent application for “Audio-Visual 3D Input/Output”.  It provides 5 DOF (degrees of freedom, i.e., independently measured dimensions) by using off-the-shelf web cams for video stream processing.  In mid 2005, the Company used a close range single web cam to demonstrate “Virtual Keystroke” resulting in the first stroke from a web cam to any Windows XP application by way of its Virtual Keyboard algorithms.  This demonstration indicated that the Company could overcome the challenge of creating a virtual device driver, bypassing constraints from operating system vendors, and to the Company’s knowledge, no other company has accomplished this before without additional hardware.  Also, in mid 2005, the Company used a close range single web cam to demonstrate 3D/5 DOF fingers input/output for its prototype of “Real GameStation™”.

On October 11, 2005, the Company filed a provisional patent application for “Multimedia Conceptual Search and Plan” based on the Company’s audiovisual 3D input/output core technology.  It is a more direct way for finding audio-visual information than the current “best” methods (eg. XML, MPEG7).  By the end of 2005, the Company completed chrominance posterization (color segmentation)  for getting color edges as an index for image edges to create more stable 3D/5 DOF data.  The posterization simplifies a complex image in order to pin point fingertips for example where moving fingertip edges are often missing.  In early 2006, the Company implemented its dynamic object color algorithm; this approach overcomes the deficiency of generic skin color models by being able to: (1) adapt to more poor lighting conditions and (2) correctly categorize the skin features.  This capability allows our product to work under challenging conditions, such as mixed lighting types and low light intensity, complex and perplex background, and rapidly moving objects.

Generally, patent applications are maintained in secrecy for a period of time, 18 months or longer in the United States.  Since publication of discoveries in the scientific or patent literature often lag behind actual discoveries, the Company is not certain that it was the first to make the inventions covered by each of its patents or that the Company was the first to file patent applications with respect thereto.  The patent positions of companies like the Company involve complex legal and factual questions.  Therefore, the Company cannot predict the breadth of claims allowed in either its or its competitors’ patents, or their enforceability.  Third parties or competitors may challenge or circumvent the Company’s patents or patent applications, if issued.  If patents are issued to others containing preclusive or conflicting claims and these claims are ultimately determined to be valid, the Company may be required to obtain licenses to these patents or to develop or obtain alternative technology.  The Company’s failure to obtain a license to technology required to commercialize its products may seriously harm its business.

The Company also intends to rely on copyright laws to protect its proprietary software and hardware designs as well as trade secrets to protect its technology, especially where the Company believes patent protection is inappropriate or unobtainable.  However, trade secrets are difficult to protect.  The Company protects its proprietary technology and processes, in part, by confidentiality agreements with employees, consultants and business partners.  These parties may breach these agreements, and the Company may not have adequate remedies for any breach.  The Company’s trade secrets may otherwise become known or be independently discovered by competitors.  To the extent that the Company or its consultants or collaborators use intellectual property owned by others in their work for the Company, the Company may have disputes with them or other third parties as to the rights in related or resulting know-how and inventions.

The Company’s intellectual property rights, and its ability to enforce those rights, may be inadequate to prevent others from using its technology or substantially similar technology they may independently develop.  The use of that technology by others could eliminate any competitive advantage the Company has, and cause the Company to lose sales and otherwise harm the business.  A significant portion of the Company’s proprietary technology is know-how, and employees with know-how may depart before transferring their know-how to other employees or may use their know-how for future employers.  Moreover, the laws of other countries where the Company markets its products may afford even less protection for its intellectual property.

The Company may need to commence litigation to enforce any patents issued to it or to determine the scope and validity of third-party proprietary rights.  Litigation would create substantial costs.  If competitors prepare and file patent applications that claim technology also claimed by the Company, we might have to participate in interference proceedings to determine priority of invention, which could result in substantial cost, even if the eventual outcome is favorable to the Company.  An adverse outcome in litigation could subject the Company to significant liabilities to third parties and require the Company to seek licenses of the disputed rights from third parties or even to cease using the technology if such licenses are unavailable.

The Company’s industry is characterized by the existence of a large number of patents and frequent claims and related litigation regarding patent and other intellectual property rights.  In particular, leading companies in the software development market have extensive patent and copyright portfolios with respect to recognition technology.  Disputes in this area are frequent and subject to inherent uncertainties.  The Company cannot assure you that it will not be involved in such a dispute, nor can we assure you that such a dispute will not result in litigation or that an adverse result or judgment will not adversely affect the financial condition of the Company.

From time to time, third parties, including leading companies, have asserted against others and may assert against the Company exclusive patent, copyright, trademark and other intellectual property rights to technologies and related standards that are important to the Company.  Third parties may assert claims or initiate litigation against the Company or its manufacturers, suppliers or customers alleging infringement of their proprietary rights with respect to the Company’s existing or future products.  Any of these claims, with or without merit, could be time-consuming, result in costly litigation and diversion of technical and management personnel, or require the Company to develop non-infringing technology, or if it fails to develop non-infringing technology or license the proprietary rights on a timely basis its business could be harmed.

An application for U.S. trademark registration for the Company slogan, “Smarter than the Rest”, has been submitted and is pending.

Employees

The Company currently employs 6 full-time employees and no part-time employees.

Further Information

The Company has filed this registration statement with the U.S. Securities and Exchange Commission. Upon completion of this registration statement, we are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the Exchange Act), and, accordingly, will file periodic reports, including quarterly and annual reports and other information with the Securities and Exchange Commission (the Commission). Such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically. The address of the website is http://www.sec.gov.  The Company’s website is www.intelligentek.com.  Information on this website is not a part of this registration statement.

Forward-Looking Statements

Information included or incorporated by reference in this registration statement may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This registration statement contains forward-looking statements, including statements regarding, among other things (a) our growth strategies, (b) anticipated trends in our industry, (c) our future financing plans, and (d) our anticipated needs for working capital. These statements may be found under “Financial Information” and “Business,” as well as in this registration statement generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this registration statement generally. Because of these risks and uncertainties, there can be no assurance the forward-looking statements contained in this registration statement will in fact occur.

Item 1A:  Risk Factors

The Company is subject to various risks that may materially harm its business, financial condition and results of operations. The risks and uncertainties described below, while inclusive of all risks we believe to be material at this time, may not be the only ones.  If any of these risks or uncertainties actually occurs, the Company’s business, financial condition or operating results could be materially harmed. In that case, the trading price of the Company’s common stock could decline and you could lose all or part of your investment.  Except for historical information, the information contained in this registration statement and in our SEC reports are "forward looking" statements about our expected future business and performance.  Our actual operating results and financial performance may prove to be very different from what we might have predicted as of the date of this registration statement.

The Company Has Historically Lost Money And Expects Its Losses Will Continue In The Future

Since inception, IntelligenTek Corporation has incurred operating losses.  For the fiscal year ended December 31, 2006, the Company’s cumulative net loss was $6,363,406. For the fiscal year ended December 31, 2007, the Company’s cumulative net loss was $9,826,398.   The Company expects that it will incur operating losses for the anticipated future.  The Company cannot give any assurances it will be successful in reaching or maintaining profitable operations.  Accordingly, the Company may experience liquidity and cash flow problems. If the Company’s losses continue, its ability to operate may be severely impacted.

The Company Needs Additional Capital

The Company needs significant additional funding to implement its growth plan and continue its operations.  We currently have and will continue to have significant capital requirements to fund our growth.  We anticipate, based on our currently proposed intentions and assumptions relating to our operations, that substantial additional capital will be needed to satisfy our cash requirements to implement our growth plan. While we expect to continue raising capital, we have no committed sources of additional financing and our officers, directors and shareholders are not required to provide any portion of our future financing requirements.  We cannot assure shareholders that additional financing will be available on commercially reasonable terms, or at all.  Any inability to obtain additional financing when needed could require us to significantly curtail our growth plans.

If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our existing shareholders will be reduced, and these newly issued securities may have rights, preferences or privileges senior to those of existing shareholders.  We cannot assure shareholders that additional financing will be available on terms favorable to us, or at all.

Because This Market Is New And Evolving, The Company Cannot Accurately Predict Whether Its Products Will Achieve Market Acceptance, The Future Growth Rate Of This Market or Its Ultimate Size

The Company’s products are new and are meant to provide the next generation of surveillance, object identification and tracking capability to the security industry.  To date, the Company has sold products or licenses of the Company’s technology to only a few customers.  Thus, potential customers and licensees are currently unaware of the Company’s products and capabilities within this new market and, as a result, may be slow in accepting and deploying the Company’s solutions.  Because of this, the Company’s prospects are difficult to predict.  While the Company intends to devote significant resources to promoting awareness of its products and technology and the solution these products provide, these efforts are dependent upon receipt of additional capital and may not be sufficient to build market awareness of the need for the Company’s products.  The Company may make errors in predicting and reacting to relevant business trends, which could harm the Company’s business.  If a significant market for the Company’s products and technology fails to develop, or if its products and technology fail to achieve broad market acceptance, the Company’s business would be seriously harmed.

Even if markets for our products and services develop, we could achieve a smaller share of these markets than we currently anticipate.  Achieving market share will require substantial marketing efforts and expenditure of significant funds to inform customers of the distinctive characteristics and benefits of using our products and services.  We cannot assure shareholders that our marketing efforts will result in the attainment of sufficient market share to become profitable.

The Market For The Company’s Products And Technology May Not Grow As Quickly As Anticipated, Which Would Cause The Company’s Revenues To Fall Below Expectations

The market for audio-video surveillance and positive object identification devices is relatively new and evolving.  The Company’s ability to achieve sustained revenue growth and profitability in the future will depend to a large extent upon the demand for such monitoring devices by the security industry providers.  There is no guarantee that the market for the Company’s products will develop or grow at a rate sufficient to support the Company’s business.  If the market for such products fails to develop, or develops more slowly than expected the Company’s business would be significantly harmed.  If this market fails to grow or grows more slowly than the Company expects, the Company’s revenues will be adversely affected.

Rapid Growth May Strain Our Resources

As we continue the commercialization of our products and services, we expect to experience significant and rapid growth in the scope and complexity of our business, which may place a significant strain on our senior management team and our financial and other resources. The proposed acceleration will expose us to greater overhead, marketing and support costs and other risks associated with growth and expansion.  We will need to add staff to develop our products and services, market our products and services, manage operations, handle sales and marketing efforts and perform finance and accounting functions. We will be required to hire a broad range of additional personnel in order to successfully advance our operations. Our ability to manage our rapid growth effectively will require us to continue to improve our operations, to improve our financial and management information systems and to train, motivate and manage our employees.

This growth may place a strain on our management and operational resources. The failure to develop and implement effective systems, or to hire and retain sufficient personnel for the performance of all of the functions necessary to effectively service and manage our business, or the failure to manage growth effectively, could have a materially adverse effect on our business and financial condition.  In addition, difficulties in effectively managing the budgeting, forecasting and other process control issues presented by such a rapid expansion could harm our business, prospects, results of operations and financial condition.

The Company May Acquire Other Companies, Which Will Reduce Its Income In The Event The Company Is Not Able to Integrate Them Into Its Existing Operations

As part of the Company’s business strategy, it may make acquisitions of, or significant investments in, complementary companies, products or technologies. Any such future acquisitions would be accompanied by the risks commonly encountered in acquisitions of companies. The Company cannot guarantee that it would be successful in overcoming these risks or any other problems encountered with such acquisitions, and the Company’s inability to overcome such risks could have a material adverse effect on its business, financial condition and results of operations.

The Company’s Ability To Achieve Profitable Operations Is Directly Tied To The Company’s Ability To Attract And Retain Customers

The Company has no way of predicting whether its marketing efforts will be successful in attracting customers, and acquiring substantial market share.  If the Company’s marketing efforts fail, it may fail to attract customers, which would adversely affect its business and financial results.

New And Existing Competition May Gain Market Share And Limit The Company’s Potential Growth

The Company has great concern about competing firms entering its target markets. This industry is intensely competitive and cost sensitive, subject to rapid change, and significantly affected by new product introductions and other market activities of industry participants. There is no assurance that new or existing competitors will not adversely affect the Company’s’ business.

The Company Faces Strong Competition In This Market, Which Could Make It Difficult For The Company To Generate Income

The market sectors in which the Company intends to compete are intensely competitive and cost sensitive.  The Company will be competing against many well-established companies that have the capability of providing products similar to our products and this may make it difficult for our Company to generate income.

The Company Could Fail To Develop New Technology, Products And Services To Compete In This Industry Of Rapidly Changing Technology, Resulting In Decreased Revenue

The Company operates in an industry with rapidly changing technology, and the Company’s success will depend on the ability to deploy new products and services, that keep pace with technological advances. The market for security services and monitoring is characterized by rapidly changing technology and evolving industry standards. The Company’s technology may become obsolete upon the introduction of alternative technologies. If the Company does not develop and introduce new products and product enhancements in a timely manner, the Company may lose opportunities to competing companies, which would adversely affect business and results of operations.

Our Competitors May Have Greater Resources Or Sales And Marketing Capabilities Than We Have, And The Company May Not Have The Resources Necessary To Successfully Compete With Them

The market for our products and technology is highly competitive, and the Company may face increasing competition. The Company expects that many of its competitors will have greater financial and human resources, more experience in research and development, and more established sales, marketing and distribution capabilities than it has.

Some of our current and future competitors may conduct more extensive promotional activities and may offer lower prices to customers than we do, which could allow them to gain greater market share or prevent us from increasing our market share. In the future, we may need to decrease our prices if our competitors continue to lower their prices. Our competitors may be able to respond more quickly to new or changing opportunities, technologies and customer requirements. To be successful, we must carry out our business plan, establish and strengthen our brand awareness through marketing, and effectively differentiate our products and services from those of our competitors.  To achieve this we may have to substantially increase marketing and development activities in order to compete effectively. Such competition will potentially affect our chances of achieving profitability.

The Company Could Fail To Attract Or Retain Key Personnel, Which Could Hamper Its Ability To Generate Income

The Company’s success largely depends on the efforts and abilities of its management team, particularly Donald Yu, Julius Lin, and Blake Chen. In the future, the Company also expects to rely heavily on the skills and talents of its research, engineering and technical personnel because of the complexity of its products and services.  The loss of any of these services or members of the management team could materially harm the Company’s business because of the cost and time necessary to replace and train replacements. Such losses would also divert management’s attention away from operational issues. The Company does not presently maintain a key-man life insurance policy on anyone in the management team.  In addition, the Company needs to attract additional high quality executive, sales, support, marketing, administrative and research and development personnel. To the extent the Company is smaller than its competitors and have fewer resources, the Company may not be able to attract a sufficient number and quality of staff.  Our inability to retain such personnel or to train them rapidly enough to meet our expanding needs could cause a decrease in the overall quality and efficiency of our staff, which could have a material adverse effect on our business, results of operations and financial condition.

The Company’s Limited Ability To Protect Its Intellectual Property May Adversely Affect Its Ability To Compete In This Market

The Company’s ability to compete depends to a significant degree upon the protection of its proprietary technology rights and intellectual proprietary rights. The Company may not be able to protect its proprietary technology, and its proprietary rights may not provide the Company with a meaningful competitive advantage. To protect the Company’s proprietary technology, the Company will rely on a combination of patents, trademarks, trade secrets, copyright laws and contractual restrictions, each of which affords only limited protection. Any patents issued to the Company may not be broad enough to protect its proprietary rights and current and future competitors may independently develop similar technologies, duplicate the Company’s products or design around any of its patents.  Any inability to protect its intellectual property rights could eliminate any competitive advantage the Company has and seriously harm the Company’s financial condition.

If we are unable to protect our intellectual property, our competitors could use our intellectual property to market products, services and technologies similar to ours, which could reduce demand for our products, services and technologies. We may be unable to prevent unauthorized parties from attempting to copy or otherwise obtain and use our products or technology.  Policing unauthorized use of our technology is difficult, and we may not be able to prevent misappropriation of our technology, particularly in foreign countries where the laws may not protect our intellectual property as fully as those in the United States.  Others may circumvent the trade secrets, patents, trademarks and copyrights that we currently or in the future own.

We seek to protect our proprietary intellectual property, which includes intellectual property that may only be protectable as a trade secret, in part by confidentiality agreements with our employees, consultants and business partners.  These agreements afford only limited protection and may not provide us with adequate remedies for any breach or prevent other persons or institutions from asserting rights to intellectual property arising out of these relationships.

The Company’s Failure To Obtain A License To Technology Required To Commercialize Its Products May Seriously Harm Its Business

Since publication of discoveries in the scientific or patent literature often lag behind actual discoveries, the Company is not certain that it was the first to make the inventions covered by each of its patents or that the Company was the first to file patent applications with respect thereto.  The patent positions of medical monitoring device companies like this involve complex legal and factual questions.  Therefore, the Company cannot predict the breadth of claims allowed in either its or its competitors’ patents, or their enforceability.  Third parties or competitors may challenge or circumvent the Company’s patents or patent applications, if issued.  If patents are issued to others containing preclusive or conflicting claims and these claims are ultimately determined to be valid, the Company may be required to obtain licenses to these patents or to develop or obtain alternative technology.  The Company’s failure to obtain a license to technology required to commercialize its products may seriously harm its business.

The Company’s Industry Is Characterized By The Existence Of A Large Number Of Patents And Claims Disputes In This Area Are Frequent And Subject To Inherent Uncertainties

Leading companies in the software development market have extensive patent and copyright portfolios with respect to recognition technology.  Disputes in this area are frequent and subject to inherent uncertainties.  The Company cannot assure you that it will not be involved in such a dispute, nor can it assure you that such a dispute will not result in litigation.   In these circumstances an adverse result or judgment could unfavorably affect the Company’s financial condition.

Unauthorized parties may attempt to copy aspects of our proprietary products or to obtain and use our other proprietary information.  Litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets and to determine the validity and scope of the proprietary rights of others. We may not have the financial resources to prosecute any infringement claims that we may have.  Any litigation could result in substantial costs and diversion of resources with no assurance of success.

The scope of any intellectual property rights that we have is uncertain and may not be sufficient to prevent infringement claims against us or claims that we have violated the intellectual property rights of third parties. While we know of no basis for any claims of this type, the existence of and ownership of intellectual property can be difficult to verify and we have not made an exhaustive search of all patent filings.  Competitors may have filed applications for or may have been issued patents and may obtain additional patents and proprietary rights relating to products or processes that compete with or are related to our products and services.  The scope and viability of these patents, the extent to which we may be required to obtain licenses under these patents or under other proprietary rights and the cost and availability of licenses are unknown, but these factors may limit our ability to market our products and services.

Third parties could claim infringement by us with respect to any patents or other proprietary rights that they hold, and we cannot assure investors that we would prevail in any such proceeding as the intellectual property status of our current and future competitors' products and services is uncertain.  Any infringement claim against us, whether meritorious or not, could be time-consuming, result in costly litigation or arbitration and diversion of technical and management personnel, or require us to develop non-infringing technology or to enter into royalty or licensing agreements.

We might not be successful in developing or otherwise acquiring rights to non-infringing technologies. Royalty or licensing agreements, if required, may not be available on terms acceptable to us, or at all, and could significantly harm our business and operating results.  A successful claim of infringement against us or our failure or inability to license the infringed or similar technology could require us to pay substantial damages and could harm our business because we would not be able to continue operating our surveillance products without incurring significant additional expense.  In addition, to the extent we agree to indemnify customers or other third parties against infringement of the intellectual property rights of others, a claim of infringement could require us to incur substantial time, effort and expense to indemnify these customers and third parties and could disrupt or terminate their ability to use, market or sell our products.  Furthermore, our suppliers may not provide us with indemnification in the event that their products are found to infringe upon the intellectual property rights of any third parties, and if they do not, we would be forced to bear any resulting expense.

The Company Is Subject To The Risks Associated With International Sales

International sales will account for a significant portion of the Company's total revenues.  Risks associated with these sales include:

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Political and economic instability;

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Export controls;

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Changes in legal and regulatory requirements;

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U.S. and foreign government policy changes affecting the markets for our products;

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Changes in tax laws and tariffs;

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Convertibility and transferability of international currencies; and

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Exchange rate fluctuations.

Any of these factors could have a material adverse effect on our business, results of operations and financial condition.  Exchange rate fluctuations may negatively affect the cost of our products to international customers and therefore reduce our competitive position.

The Company Is Located In An Earthquake-Prone Zone

As the Company’s leased premises were constructed over fifty years ago and do not comply with all current earthquake safety codes, there can be no assurance that it will be able to withstand a severe earthquake of such magnitude that it will not materially affect the Company’s ability to continue operations.  The Company does not carry earthquake insurance nor is it contemplating to carry such insurance because of the prohibitively high cost of such insurance.  If there should be an earthquake of major magnitude in the California Bay Area, the Company can not be assured that it will not suffer a prolonged interruption in its operations.  If the Company should suffer such a prolonged interruption in its operations, its business would be harmed.

A Prolonged Economic Downturn Could Materially Harm The Company’s Business

Negative trends in the general economy, including trends resulting from actual or threatened military action by the United States and threats of terrorist attacks on the United States and abroad, could cause a decrease in business and consumer spending.  Any reduction in consumer confidence or disposable income in general may affect the demand for the Company’s products, either by service providers or equipment resellers.

The Company Relies On A Single Customer

As of the date of this filing, the Company has only a single customer, Wintec Industries.  If the Company lost this customer for any reason, it would have no customers until it is able to locate new customers, and there is no assurance that it would be successful in doing so.

The Company Does Not Carry Product Liability Insurance Coverage

The Company does not have product liability insurance coverage as of the date of this filing.  While management believes that the Company is not likely to be held responsible for product liability claims due to the nature of its products, there is no assurance of this, and if a user of the Company's products was able to successfully bring a claim against the Company, the Company's limited resources would likely be exhausted in defending against the claim and paying any judgment.

The Company’s Common Stock Will Be A "Penny Stock," Which May Make It More Difficult For Investors To Sell Their Shares Due To Suitability Requirements

The Company’s common stock will be deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934 if it is listed for trading. These requirements may reduce the potential market for the Company’s common stock by reducing the number of potential investors and by making broker-dealers less likely to effect trades in the common stock. This may make it more difficult for investors in the Company’s common stock to sell shares to third parties or to otherwise dispose of them. This could cause the Company’s stock price to decline. Penny stocks are stock:

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With a price of less than $5.00 a share;

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That are not traded on a "recognized" national exchange; or

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Issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

SEC Rule 15g-9 under the Securities Exchange Act of 1934 imposes additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as an "established customer" or an "accredited investor."  This includes the requirement that a broker-dealer must make a determination on the appropriateness of investments in penny stocks for the customer and must make special disclosures to the customer concerning the risks of penny stocks.  Application of the penny stock rules to our common stock could affect the market liquidity of the shares, which in turn may affect the ability of holders of our common stock to resell the stock.

The Company Does Not Intend To Pay Any Dividends

The Company has never declared or paid any cash dividends on its common stock. The Company currently intends to retain any future profits from operations to fund growth and does not expect to pay any dividends in the foreseeable future.

Item 2:  Financial Information

The following is a discussion of the financial condition and results of operation of the Company as of the date of this Registration Statement.  This discussion and analysis should be read in conjunction with the Company's audited and unaudited Financial Statements including the Notes thereto, which are included elsewhere in this Form 10.

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

You should read the following discussion and analysis of the financial condition and results of our operations in conjunction with the financial statements and the notes to those statements included elsewhere in this registration statement.  This discussion contains forward-looking statements that involve risks and uncertainties.  The Company’s actual results could differ materially from those discussed below.  Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the section titled “Risk Factors” included elsewhere in this registration statement.

Overview

We were formed with a goal of achieving a leadership position in the securities industry with our patent pending audio-visual surveillance, object identification and tracking technology.  We have focused our objectives and goals in alignment with the foregoing statement.  Using proprietary technology, we have developed audio-visual algorithms that have the capability to accurately identify objects, whether person, vehicle, animal or item, utilizing a single video camera to render information from the camera into rich 3D positioning and orientation information.

We have assembled an experienced management team to design, develop and implement our strategic business plan.  This group combines the experiences of:

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executives with extensive management, corporate development, marketing and design experience;

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executives with extensive design and research expertise in both the audio-visual and the image processing industries; and

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directors with entrepreneurial skills and emerging enterprises and corporate development expertise.

We began product shipments in the second quarter of 2008, realizing a Net Sales amount of $50,000 as reflected in our second quarter financials.  We expect that domestic sales will generate the majority of our revenues for 2008.   Over the next eighteen months, we intend to increase our design staff and complete delivery of the first of several contracts.  We then intend to develop and implement a marketing campaign to establish our domestic and international sales base.  If, however, our plans change or our assumptions and estimates change or prove to be inaccurate, we could be required to seek additional financing in order to sustain operations or achieve planned expansion.  We cannot assure you that such additional funds will be available or that if available, such additional funds will be on terms acceptable to us.  See “Risk Factors”.

Since we expect to incur significant operating losses for the foreseeable future, we believe that our ability to succeed will depend upon our ability to generate sales both in foreign and domestic markets.  Our initial targeted customers in the domestic and foreign markets are the re-sellers to the security services who have achieved a large customer base in order to quickly achieve market penetration.  We cannot assure you, however, that we will generate sufficient sales in these markets or to these targeted customers to be successful.  Our ability to generate sales is very uncertain.  You must evaluate our prospects in light of the risks, expenses and difficulties that companies frequently encounter in their early stage of development, particularly companies in new and rapidly evolving markets such as the hi-tech monitoring device market.  Such risks for us include, but are not limited to, an evolving and unpredictable business model and the management of growth.  To address these risks, we must, among other things, obtain a customer base, implement and successfully execute our business and marketing strategy, continue to develop and upgrade our technology, respond to competitive demands, provide superior technical support, and attract, retain and motivate qualified personnel.  We cannot assure you that we will be successful in addressing such risks, and our failure to do so would harm our business and prospects.  Nor can we assure you that we will be able to generate sales, or that we will be able to achieve or maintain profitability.  Since inception, we have incurred significant losses and, as of December 31, 2007, had an accumulated deficit of approximately $9,826,398. Following this filing, we expect that our operating expenses will increase significantly as we fund the increased R&D and business development efforts described in Item 1 above.  We expect that we will continue to incur significant operating losses on a quarterly and annual basis for the foreseeable future.  To the extent such increases in operating expenses are not offset by revenues, we will incur greater losses than anticipated.  See “Risk Factors”.

Our quarterly operating results may fluctuate significantly as a result of a variety of factors, many of which are outside of our control.  In seeking to effectively implement our business plan, we may elect from time to time to make certain marketing or acquisition decisions that could have a material adverse effect on our business prospects, financial condition and results of operations.  We believe that period-to-period comparisons of our results of operations are not meaningful and that you should not rely upon them for an accurate indication of our future performance.  Because of the foregoing factors, it is likely that in some future quarters, our results of operations may fall below the expectations of our stockholders.  See “Risk Factors”.

Results of Operations

The following is a discussion of the Company’s results of operations from the date of inception through December 31, 2007.  We are not providing any numeric comparisons of our results of operations because we are in an early stage of development, and believe such comparisons would not be meaningful.

Net Sales.  We began shipments as of the second quarter 2008 realizing a Net Sales amount of $50,000 as reflected in our second quarter financials.  Prior to this time we were in the process of research and development of our proprietary technology. See “Risk Factors”.

Cost of Goods.  Cost of Goods include the actual cost we pay our vendors/sub-contractors for the products and charges incurred by us to final test and QC (Quality Control) prior to shipping the products to our customers.  If we do not generate sales with enough margins to cover our operating expenses, we will incur losses and these losses could be substantial.

Marketing and Sales Expenses.  Marketing and sales expenses will consist primarily of marketing research, market identification, trade shows, travel, entertainment, sales brochures, and sales calls.  Marketing and sales expenses incurred by us through December 31, 2007 were negligible.  We intend to significantly increase our marketing and sales expenses in future periods to attempt to establish a strong domestic sales base and an international presence.

Product Development Cost.  Product development costs consist primarily of expenses we incur for the research and development of our proprietary technology and the engineering of our product line.  Product development costs include compensation and related expenses, depreciation and amortization of computer hardware, software, lab material and test equipment.  We believe that significant investment in on-going R&D is necessary to maintain our competitive edge.  As a result, we intend to significantly increase our R&D expenses to solidify and broaden our position in the video analytics market. Since inception, we have spent approximately $1.3 million to develop and market the Object Tracking product, and to develop the LPR and 3D Face Recognition prototypes.

General and Administrative Expenses.  General and administrative expenses not otherwise attributable to product development and marketing expenses consist primarily of compensation, rent expense, fees for professional services and other general corporate purposes.    We expect general and administrative expenses to significantly increase in future period as a result of, among other things, increased hiring and expansion of facilities.

Liquidity and Capital Resources.  Our principal sources of liquidity to date have been cash and cash equivalents derived from private sales of our equity and debt.

Capital expenditures from the date of inception through December 31, 2007 were negligible.  We have no material commitments for capital expenditures other than a capital lease obligation for our current facilities.  We anticipate a substantial increase in our capital expenditures consistent with our anticipated growth.

Thereafter, we will need to raise additional funds.  Our ability to grow will depend in part on our ability to increase sales of software licenses and maintain the attractiveness of our product in the video analytics market.  In connection with such expansion plans, we will need to raise additional capital within the foreseeable future from public or private equity or debt sources in order to:

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avail ourselves of unanticipated opportunities (such as more rapid expansion, acquisition of complementary businesses or technologies or the development of new products or services);

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react to unforeseen difficulties (such as the loss of key personnel); or

•

to otherwise respond to unanticipated competitive pressures.

If we raise additional funds through the sale of our equity securities, our shareholders may experience additional and significant dilution.  In addition, any equity securities we sell in the future may have rights, preferences or privileges senior to those of our existing shareholders.  We cannot assure shareholders that we will be able to secure any additional financing on terms that we find acceptable.  We may be unable to implement our business plan, respond to competitive forces or take advantage of perceived business opportunities, all of which would significantly harm our business and future prospects.  See “Risk Factors”.

Item 3:  Properties

The Company currently leases approximately 1,137 square feet of space in one building at NASA’s Ames Research Park, Moffett Field, California.  The Company currently pays $1,455.36 per month with 3% annual increases.  The Company is not affiliated with NASA, but as described above, the Company is a member of NASA's Innovative Partnerships Program.  Additional office space will be needed as additional employees are hired and is expected to be available at the Company's present location.  The Company's management believes that all facilities occupied by the Company are adequate for present requirements, and that the Company's current equipment is in good condition and is suitable for the operations involved.

Item 4:  Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information relating to the beneficial ownership of Company common stock by those persons beneficially holding more than 5% of the Company capital stock, by the Company’s directors and executive officers, and by all the Company's officers and directors as a group, as of September 30, 2008.  As of September 30, 2008, the Company had 24,000,004 shares of common stock outstanding.

COMMON STOCK SHARE OWNERSHIP AS OF SEPTEMBER 30, 2008
Name and Address of Beneficial Owner(1)	Amount of Common Shares Owned	Options or Warrants Exercisable Within 60 Days	Total Shares Beneficially Owned	Percent of Common Shares Owned(2)
Danny Fang, Chief Executive Officer, President and Director	0	250,000	250,000	1.03%
Julius Lin, Chief Technology Officer, Founder and Chairman	3,000,000	1,000,000	4,000,000	16.00%
Jennifer Yu, Vice President	0	250,000	250,000	1.03%
Jim Martin, Vice President	0	250,000	250,000	1.03%
Martha Theus, Chief Financial Officer	0	25,000	25,000	0.10%
All Officers and Directors as a group (5 persons)	3,000,000	1,775,000	4,775,000	18.53%

(1)

The address for each of these individuals is c/o IntelligenTek Corporation, NASA Research Park, MS 19-46H, Moffett Field, California 94035.

(2)

Percentage ownership is based on 24,000,004 shares of Common Stock outstanding on September 30, 2008.  Shares of Common Stock subject to stock options or warrants which are currently exercisable or will become exercisable within 60 days after September 30, 2008 are deemed outstanding for computing the percentage ownership of the person or group holding such options, but are not deemed outstanding for computing the percentage ownership of any other person or group.

Item 5:  Directors and Executive Officers

The name, age, position, term and periods served of the Company’s present officers and directors are set forth in the following table:

Name	Age	Position	Term	Period
Danny Fang	58	President/CEO/Director	3 yrs	December 2007 – November 2010 (Started with company 04/01/2007)
Julius Lin	45	Founder/Chairman/CTO	5 yrs	January 2007 – December 2011 (Started with company 01/03/2005)
Jennifer Yu	33	VP, Marketing	3 yrs	February 2007 – January 2010
Jim Martin, Ph.D.	63	VP, R&D	3 yrs	June 2007 – May 2010
Martha Theus, CPA	45	Chief Financial Officer	3 yrs	June 2007 – May 2010

All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. There are no agreements with respect to electing directors. The Board of Directors appoints officers annually and each executive officer serves at the discretion of the Board of Directors. The Company does not have any standing committees at this time, and due to its small size does not believe that committees are necessary at this time. As of the date of this filing the Company's entire Board fulfills the duties of an audit committee.

No director, officer, affiliate or promoter of the Company has, within the past five years, filed any bankruptcy petition, been convicted in or been the subject of any pending criminal proceedings, or is any such person the subject or any order, judgment or decree involving the violation of any state or federal securities laws.  There is no family relationship between any of our executive officers and directors.

President and CEO, Danny Fang

Prior to Mr. Fang assuming the positions of President and CEO, Mr. Fang served as the Vice President of Engineering of the Company.  Prior to joining IntelligenTek Corporation Mr. Fang served as Investment Director of TechStock Inc., a venture capital firm, from 2003 to 2007, where he reviewed business proposals and performed due diligence of the technology presented by entrepreneurs.  Mr. Fang also wrote the investment report for investors to review and coordinated the investing process as well as planned and designed the investment strategy and managed the daily operation of the company.  Mr. Fang served as Director of Operations at ICSD Technology Inc. from 2001 to 2002 where he was in charge of Project Management, Product Design, QA Release, Customer and Marketing Support.  Mr. Fang received his MSCS from the University of South Carolina and his MS in Physics from College of William and Mary.

Founder, Chairman and CTO, Julius Lin

 Mr. Lin developed the Company’s core technology patents and has 18 years of experience in software design, development and consulting experience.  Prior to founding the Company, Mr. Lin was Senior Engineer at eBay (December 2001 through September 2003) and Senior Architect (MTS) at Applied Materials (September 1999 through November 2001). Mr. Lin did post-graduate PhD studies and holds a MS in Computer Science from CSU and a BA from the National Taiwan University.

Vice President, Marketing, Jennifer Yu

Prior to joining the Company in 2007, Ms. Yu was Vice President of Marketing for Creative Appliances and marketing consultant to Yum! Brands’ Taco Bell division.  Prior to joining Creative Appliances in 2005, Ms. Yu was Director of Marketing for XRF Technologies from May 2004 through June 2005, a wireless infrastructure manufacturer, where she successfully secured contracts in excess of $92M.  Ms. Yu has a BA degree in Marketing Management and English Literature from Muhlenberg College.

Chief Financial Officer, Martha Theus, CPA

Ms. Theus served as Architron Systems, Inc.’s Chief Financial Officer since April 2004 and served as Chief Financial Officer of Krav Maga Worldwide Enterprises, LLC from April 2000 through March 2004.  Prior to her tenure at Krav Maga, Ms. Theus was the Director of Internal Audit where she was responsible for a staff of Internal Auditors who oversaw financial and operational matters at four Lockheed Martin divisions in Southern California, Europe and South America (1985-1989 and 1996-2000).  Ms. Theus attended the University of Michigan in Ann Arbor and graduated with a Bachelor’s degree in 1983 and has been licensed as a CPA by the State of California since 1988.

Vice President, Research and Development, Jim Martin, Ph.D.

Dr. Martin has over 25 years of research and development management, advanced product development, and technology partnering experience encompassing both the private sector as well as government agencies. Previously Dr. Martin held the position of Vice President of Research and Development at Keimar, Inc. from December 2005 through May 2007.  During the years 2001-2005, Dr. Martin was Deputy ISOC Manager and Deputy Program Manager at Stanford SLAC.   From 1978-2001, Dr. Martin was with Rockwell International; for last several years of that period, he was Director of Rockwell’s Artificial Intelligence research center in Palo Alto.  Dr. Martin holds a BSEE from Iowa State University and a PhD in Physics from MIT.

Item 6:  Executive Compensation

The following table sets forth, for the fiscal years ended December 31, 2007, 2006 and 2005, certain information regarding the compensation earned by the Company's named executive officers. No other executive officer received an annual salary and bonus for fiscal year 2007 in excess of $100,000 with respect to services rendered by any of such persons to the Company and its subsidiaries.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensa-tion ($)	Total ($)
Danny Fang President/CEO/ Director	2007 2006 2005	180,000 N/A N/A	0 0 0	0 0 0	42,705	0 0 0	0 0 0	0 0 0	222,705 N/A N/A
Julius Lin Director/Founder/ CTO	2007 2006 2005	180,000 N/A N/A	0 0 0	0 0 0	170,822	0 0 0	0 0 0	0 0 0	350,822 N/A N/A
Jim Martin VP, R&D	2007 2006 2005	150,000 N/A N/A	0 0 0	0 0 0	42,705	0 0 0	0 0 0	0 0 0	192,705 N/A N/A
Jennifer Yu VP Marketing	2007 2006 2005	150,000 N/A N/A	0 0 0	0 0 0	42,705	0 0 0	0 0 0	0 0 0	192,705 N/A N/A

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

 OPTION AWARDS

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Danny Fang President/CEO/Director	250,000	0	0	0.72	4/1/2012
Julius Lin Director/Founder/CTO	1,000,000	0	0	0.30	4/1/2011
Jim Martin VP, R&D	250,000	0	0	0.72	6/1/2012
Jennifer Yu VP Marketing	250,000	0	0	0.72	2/1/2012

Director Compensation

The Company does not pay cash compensation to any of the directors for attendance at board meetings.

Employment Agreements

The Company has entered into employment agreements with its executive officers. The employment arrangements with the named executive officers are described below.

Danny Fang.  Effective December 1, 2007, the Company entered into an employment agreement with Danny Fang, President and CEO. Prior to assuming the positions of President and CEO, Mr. Fang served as the Vice President of Engineering since August 1, 2007 with an annual base salary of $120,000.  Under this employment agreement, Mr. Fang is eligible to receive an annual base salary of $180,000 and bonus compensation based on employee performance, amount to be determined by the management no less often than annually.   Mr. Fang will be reimbursed for reasonable, out-of-pocket business expenses. In the event Mr. Fang voluntarily resigns or the Company terminates him for cause, the obligations of the Company are limited to compensation and expense reimbursement due, if any, as of the date of termination.  In the event Mr. Fang is terminated without cause, the Company shall pay Mr. Fang a severance payment as follows:  (i) if such termination is during the first twelve months of the employment period, in an amount equal to one month salary based on the average monthly salary earned by Mr. Fang during the employment period prior to termination; or (ii) if such termination occurs after the first twelve months of the employment period in an amount equal to three months salary based on the average salary earned by Mr. Fang during the twelve month period immediately preceding the termination. The employment agreement terminates on November 30, 2010.

Julius Lin.  Effective January 1, 2007, the Company entered into an employment agreement with Julius Lin, Founder, Chairman and Chief Technology Officer. Under this employment agreement, Mr. Lin is eligible to receive an annual base salary of $180,000 and bonus compensation based on employee performance, amount to be determined by the management no less often than annually.   Mr. Lin will be reimbursed for reasonable, out-of-pocket business expenses and also receives an automobile allowance in the amount of $1,500 monthly, subject to the terms and conditions of the employment agreement.  In the event Mr. Lin voluntarily resigns or the Company terminates him for cause the obligations of the Company are limited to compensation and expense reimbursement due, if any, as of the date of termination.  In the event Mr. Lin is terminated without cause, the Company shall pay Mr. Lin a severance payment as follows:  (i) if such termination is during the first twelve months of the employment period, in an amount equal to six month’s salary based on the average monthly salary earned by Mr. Lin during the employment period prior to termination; or (ii) if such termination occurs after the first twelve months of the employment period in an amount equal to twelve months salary based on the average salary earned by Mr. Lin during the twelve month period immediately preceding the termination. The employment agreement terminates on December 31, 2011.

Jennifer Yu.  Effective February 1, 2007, the Company entered into an employment agreement with Jennifer Yu, Vice President of Marketing. Under this employment agreement, Ms. Yu is eligible to receive an annual base salary of $150,000 and bonus compensation based on employee performance, amount to be determined by the management no less often than annually.   Ms. Yu will be reimbursed for reasonable, out-of-pocket business expenses and also receives an automobile allowance in the amount of $1,500 monthly, subject to the terms and conditions of the employment agreement.  In the event Ms. Yu voluntarily resigns or the Company terminates her for cause the obligations of the Company are limited to compensation and expense reimbursement due, if any, as of the date of termination.  In the event Ms. Yu is terminated without cause, the Company shall pay Ms. Yu a severance payment as follows:  (i) if such termination is during the first twelve months of the employment period, in an amount equal to six month’s salary based on the average monthly salary earned by Ms. Yu during the employment period prior to termination; or (ii) if such termination occurs after the first twelve months of the employment period in an amount equal to twelve months salary based on the average salary earned by Ms. Yu during the twelve month period immediately preceding the termination. The employment agreement terminates on December 31, 2011.

Jim Martin.  Effective June 1, 2007, the Company entered into an employment agreement with Jim Martin, Vice President, Research and Development. Under this employment agreement, Mr. Martin is eligible to receive an annual base salary of $150,000 and bonus compensation based on employee performance, amount to be determined by the management no less often than annually.   Mr. Martin will be reimbursed for reasonable, out-of-pocket business expenses. In the event Mr. Martin voluntarily resigns or the Company terminates him for cause the obligations of the Company are limited to compensation and expense reimbursement due, if any, as of the date of termination.  In the event Mr. Martin is terminated without cause, the Company shall pay Mr. Martin a severance payment as follows:  (i) if such termination is during the first twelve months of the employment period, in an amount equal to three month’s salary based on the average monthly salary earned by Mr. Martin during the employment period prior to termination; or (ii) if such termination occurs after the first twelve months of the employment period in an amount equal to six months salary based on the average salary earned by Mr. Martin during the twelve month period immediately preceding the termination. The employment agreement terminates on January 31, 2010.

Item 7:  Certain Relationships and Related Transactions and Director Independence

On October 3, 2007, IntelligenTek Corporation, a Nevada corporation (the “Company”), and shareholders of IntelligenTek Corporation, a California corporation (“ITC”), entered an agreement to exchange stock.  The Company had 1,200,000 common shares issued and outstanding, and was to issue an additional 22,800,004 in exchange for 100% of the issued and outstanding shares of ITC.  The exchange resulted in ITC becoming a wholly owned subsidiary of the Company.

From time to time the Company has received advances from Julius Lin. These advances bear no interest and contain no specific repayment terms. The amounts outstanding were $150,258 and $75,432 for the years ended December 31, 2007 and 2006, respectively. These amounts are payable upon demand.

Both directors (Julius Lin, Danny Fang) are employees of the Company; at this time, there are no independent directors.

Item 8:  Legal Proceedings

We are not a party to and none of our property is subject to any pending or threatened legal, governmental, administrative or judicial proceedings.

Item 9:  Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters

There is no public trading market for the Company's common stock. The Company's Articles of Incorporation provide that the Company has the authority to issue 105,000,000 shares of capital stock, which are currently divided into two classes as follows: 100,000,000 shares of common stock, par value of $0.001 per share; and 5,000,000 shares of preferred stock, par value of $0.001 per share. As of September 30, 2008 there were 327 holders of record of the Company's Common Stock and the Company had 24,000,004 common shares and no preferred shares issued and outstanding.  Of these shares 1,200,000 are free trading and 22,800,004 are restricted.  The 22,800,004 restricted shares were issued subject to Rule 144 and may not be sold and/or transferred without further registration under the Act or pursuant to an applicable exemption.  The Company has no agreement in place to register any of its shares with the Securities and Exchange Commission.  No dividends have been declared on the Company’s stock, nor does the Company foresee any dividends being declared in the near future.

Equity Compensation Plans

In June 2005, the Company adopted the 2005 Stock Option Plan (the "Option Plan"), pursuant to which it may grant equity awards to eligible persons.  The Option Plan allows the Board of Directors to grant options to purchase up to 3,400,000 shares of common stock to directors, employees and consultants of the Company.  Options granted under the Plan have a ten year maximum term, an exercise price equal to at least 85% of the fair market value of the Company’s common stock (as determined by the Board) on the date of the grant, and with varying vesting periods as determined by the Board.

As of September 30, 2008, the following options had been granted under the option plan.

Plan Category	Number of securities to be issued on exercise of outstanding options, warrants, and rights #	Weighted-average exercise price of outstanding options, warrants, and rights $	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by shareholders	N/A	N/A	N/A
Equity compensation plans not approved by shareholders	2,307,333	$0.50	-
Total	2,307,333	$0.50	-

Item 10:  Recent Sales of Unregistered Securities

ITC has made the following unregistered sales of its securities:

In December 2005, ITC issued warrants to purchase 6,953 shares of common stock at an exercise price of $0.01 per share to two individuals in exchange for legal services in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act").

During 2006, ITC granted options to purchase 1,204,000 shares of common stock at an exercise price of $0.30 per share to Julius Lin, Blake Chen, Morris Chen, Dalston Wang and Gary Chang in exchange for their services as employees of ITC.  Each of these options was granted with a five-year term, and each was granted in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

In January 2007, ITC granted options to purchase 62,500 shares of common stock at an exercise price of $0.71 per share to the stock option pool of a Taiwanese company – Chih-Chen Technology – in exchange for engineering services.  These options were then assigned by this company to various employees and consultants. Each of these options was granted with a five-year term, and each was granted in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

On February 20, 2007, ITC began a private offering pursuant to a private placement memorandum (“PPM”) to sell units of stock through Westminster Securities Corporation and its selected brokers, with a maximum offering (“Maximum”) of 40 units which would generate offering proceeds of $1,000,000 of Series B 10% Convertible Debentures with warrants, subject to an over-allotment allowance of up to an additional 10 units or $250,000.  Each Unit was priced at $25,000 and consisted of $25,000 of Series B 10% Convertible Debentures, convertible into shares of the company’s $.001 par value common stock at an initial conversion rate of the lesser of $1.00 or 40% discount to the company’s next private placement (under certain conditions) and warrants to purchase 25,000 shares of Common Stock each exercisable for a term of five years at $1.00.   The minimum subscription was $25,000, unless otherwise agreed to by the company or the Placement Agent.  This offering was terminated on April 25, 2007, as of which date $295,000 had been raised under the PPM.

On April 3, 2007, ITC sold 295,000 convertible debentures for $295,000 in proceeds under the outstanding Private Placement Memorandum dated February 20, 2007 to 14 investors in reliance on the exemption from registration provided by the Securities and Exchange Commission Regulation D.

In April 2007, ITC issued warrants to purchase 59,000 shares of common stock at an exercise price of $1.00 per share to the placement agents for the Company's debenture offering in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

In September 2007, ITC issued warrants to purchase 250,000 shares of common stock at an exercise price of $1.00 per share to four individuals in exchange for their purchase of other ITC securities for cash in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

During 2007 prior to the merger with the Company, ITC granted options to purchase 1,103,333 shares of common stock at an exercise price of $0.71 per share to 9 employees in exchange for their services as employees of ITC.  Each of these options was granted with a five-year term, and each was granted in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, or Rule 701 promulgated thereunder.

All of the above debenture, option and warrant obligations were assumed by the Company as part of its merger in October 2007 with ITC.

The Company has made the following unregistered sales of its securities:

On October 3, 2007 the Company issued 22,800,004 shares of common stock to the 25 former shareholders of ITC in reliance on the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D thereunder.

In November 2007, the Company issued warrants to purchase 500,000 shares of common stock at an exercise price of $1.00 per share to six individuals in exchange for their purchase of other ITC securities for cash in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

Item 11:  Description of Registrant’s Securities to be Registered

Common Stock

At any meeting of the shareholders, every shareholder of common stock is entitled to vote and may vote in person or by proxy authorized by an instrument in writing filed in accordance with the procedure established for the meeting.

Each shareholder shall have one vote for every share of stock entitled to vote, which is registered in his name on the record date for the meeting, except as otherwise required by law or the Articles of Incorporation.

All elections of directors shall be determined by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present. Except as otherwise required by law or the Articles of Incorporation, all matters other than the election of directors shall be determined by the affirmative vote of the holders of a majority of the shares entitled to vote on that matter and represented in person or by proxy at a meeting of shareholders at which a quorum is present.

The Company’s articles do not provide for cumulative voting or preemptive rights.

Item 12:  Indemnification of Directors and Officers

The Corporation has agreed to indemnify its Officers, Directors, Employees and Agents in accordance with the following provisions from its bylaws:

Section 1.  Mandatory Indemnification of Directors and Officers.  Each person who at any time is or was a director or officer of the Corporation, and who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (a "Proceeding," which shall include any appeal in such a Proceeding, and any inquiry or investigation that could lead to such a Proceeding), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise shall be indemnified by the Corporation to the fullest extent authorized by the General Corporation Law of Nevada as the same exists or may hereafter be amended from time to time (the "GCLN"), or any other applicable law as may from time to time be in effect (but, in the case of any such amendment or enactment, only to the extent that such amendment or law permits the Corporation to provide broader indemnification rights than such law prior to such amendment or enactment permitted the Corporation to provide), against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including court costs and attorneys' fees) actually incurred by such person in connection with such Proceeding.  The Corporation's obligations under this Section 1 include, but are not limited to, the convening of any meeting, and the consideration of any matter thereby, required by statute in order to determine the eligibility of any person for indemnification.  Expenses incurred in defending a Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding to the fullest extent permitted, and only in compliance with, the GCLN or any other applicable laws as may from time to time be in effect.   Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

The Corporation's obligation to indemnify or to prepay expenses under this Section 1 shall arise, and all rights granted hereunder shall vest, at the time of the occurrence of the transaction or event to which such proceeding relates, or at the time that the action or conduct to which such proceeding relates was first taken or engaged in (or omitted to be taken or engaged in), regardless of when such proceeding is first threatened, commenced or completed.  Notwithstanding any other provision of the Articles of Incorporation or these Bylaws, no action taken by the Corporation, either by amendment of the Articles of Incorporation or these Bylaws or otherwise, shall diminish or adversely affect any rights to indemnification or prepayment of expenses granted under this Section 1 which shall have become vested as aforesaid prior to the date that such amendment or other corporate action is taken.

Section 2.  Permissive Indemnification of Employees and Agents.  The rights to indemnification and prepayment of expenses which are conferred to the Corporation's directors and officers by Section 1 of this Article VIII may be conferred upon any employee or agent of the Corporation if, and to the extent, authorized by its Board of Directors.

Section 3.  Indemnity Insurance.  The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of the GCLN.  Without limiting the power of the Corporation to procure or maintain any kind of insurance or other arrangement, the Corporation may, for the benefit of persons indemnified by the Corporation (1) create a trust fund (2) establish any form of self-insurance (3) secure its indemnity obligation by grant of a security interest or other lien on the assets of the Corporation, or (4) establish a letter of credit, guaranty or surety arrangement."

Certain Indemnification Provisions Under Nevada Law

Under Nevada law:

1.

  A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a) Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2.  A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a) Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner, which he reasonably believed to be in or not opposed, to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

 3.  To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Item 13: Financial Statements and Supplementary Data

Item 14: Changes in and Disagreements with Accountant

None.

Item 15:  Financial Statements and Exhibits

A.  Financial Statements included in this form are as follows:  all financial statements for the years ending December 31, 2007 and 2006 and for the period from June 7, 2002 (Inception), quarterly financial statements for the period ended June 30, 2008.

B.  Index to Exhibits

3.1	Articles of Incorporation dated June 7, 2002
3.2	Articles of Incorporation Amendment 1 dated April 25, 2005
3.3	Articles of Incorporation Amendment 2 dated September 27, 2007
3.4	Bylaws dated April 3, 2004
4.1	Stock Option Plan dated June 1, 2005
10.1	License Agreement, dated February 1, 2007, between the Company and Chieh Ho Technology Co., Ltd.
10.2	Amendment, dated August 10, 2007, between the Company and Chieh Ho Technology Co., Ltd.
10.3	NRE Agreement, dated February 1, 2007, between the Company and Chieh Ho Technology Co., Ltd.
10.4	NRE Agreement, dated December 10, 2006, between the Company and Boryeu Technology Inc.
10.5	MOU Agreement, dated May 15, 2006, between the Company and Boryeu Technology Inc.
10.6	License Agreement, dated December 1, 2006, between the Company and TWSAFE Corp.
10.7	MOU, dated August 1, 2006, between the Company and TWSAFE Corp.
10.8	Software Development and License Agreement, dated May 24, 2006, between the Company and WebChain Technology Inc.
10.9	Employment Agreement, Julius Lin, dated January 1, 2007
10.10	Employment Agreement, Jennifer Yu, dated February 1, 2007
10.11	Employment Agreement, Danny Fang, dated December 1, 2007
10.12	Employment Agreement, Jim Martin, dated June 1, 2007
10.13	License Agreement, dated May 22, 2008, between the Company and Wintec Industries, Inc.
21.1	Subsidiary List
23.1	Consent of Sherb & Co., LLP

*All exhibits are filed with this Registration Statement.

Signatures

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

IntelligenTek Corporation

(Registrant)

By: /s/ Danny Fang

--------------------------------------

Title:  President/CEO/

Director

Date:  November 11, 2008

Independent Auditor’s Report

June 18, 2008

The Board of Directors and Stockholders

IntelligenTek Corporation

Moffett Field, CA

We have audited the accompanying balance sheets of IntelligenTek Corporation (A Development Stage Company) as of December 31, 2007 and 2006, and the related statements of operations, stockholders’ deficit, and cash flows for the years ended December 31, 2007 and 2006 and for the period June 7, 2002 (inception) to December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements for the period June 7, 2002 (date of inception) to December 31, 2007 reflect a deficit accumulated during the development stage of $9,826,398.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2007 and 2006, and the results of its operations and cash flows for the years then ended and for the period June 7, 2002 (inception) to December 31, 2007 in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming that IntelligenTek Corporation will continue as a going concern.  As more fully described in Note 3, the Company has incurred recurring operating losses since inception and has an accumulated a deficit during the development stage of $9,826,398 and will continue to have to obtain additional capital to sustain operations.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 2.  The accompanying financial statements do not include any adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Sherb & Co., LLP

New York, New York

INTELLIGENTEK CORPORATION

(A Development Stage Company)

BALANCE SHEETS

	December 31, 2007	December 31, 2006
ASSETS
CURRENT ASSETS
Cash	$ -	$ 11,133
Total current assets	-	11,133
Advances	290,011	80,000
Property and Equipment, net	1,778	2,667
Patent, net accumulated amortization of $11,186 and $5,593	5,593	11,186
Deposit	1,500	1,500
Total Assets	$ 298,882	$106,486
LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts Payable and Accrued Liabilities	$ 574,795	149,695
Cash overdraft	5,650	-
Line of Credit	2,934	50,259
Due to Stockholder	150,258	75,432
Deferred Revenue	10,000	10,000
Notes payable, net of debt discount of $47,243	247,757	-
Total Current Liabilities	991,394	285,386
STOCKHOLDERS’ DEFICIT
Common stock, $0.001 par value; 100,000,000 shares authorized; 24,000,004 and 19,570,129 shares issued and outstanding	24,000	19,570
Additional Paid in capital	9,109,886	6,364,424
Deficit accumulated during the development stage	(9,826,398)	(6,562,894)
Total Stockholders’ Deficit	(692,512)	(178,900)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	298,882	106,486

See notes to Consolidated Financial Statements

INTELLIGENTEK CORPORATION

(A Development Stage Company)

STATEMENT OF OPERATIONS

For the Years Ended December 31, 2007 and 2006 and for the period from June 7, 2002 (Inception) to December 31, 2007

	Year Ended 2007	Year Ended 2006	Cumulative During the Development Stage

Revenue:	$ -	$ -	$ -

Costs and Expenses:
General and administrative	3,263,504	6,363,406	9,826,398
Net Loss	(3,263,504)	(6,363,406)	(9,826,398)
Net loss per share basic and diluted	$ (0.16)	$ (0.31)
Weighted Average Number of Shares basic and diluted	20,632,440	18,221,752

See notes to Consolidated Financial Statements

INTELLIGENTEK CORPORATION

(A Development Stage Company)

STATEMENTS OF STOCKHOLDERS’ DEFICIT

For the Years Ended December 31, 2007 and 2006 and for the period from June 7, 2002 (Inception) to December 31, 2007

	Common Stock Shares	Common Stock Amount	Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Total
Balances at June 7, 2002 (Inception)	-	-	-	-	-
Common stock issued to founders	1,200,000	1,200	-	(1,200)	-
Balance at December 31, 2002	1,200,000	1,200	-	(1,200)	-
Balance at December 31, 2003	1,200,000	1,200	-	(1,200)	-
Common stock issued to founders	6,040,728	6,040	-	(6,040)	-
Balance at December 31, 2004	7,240,728	7,240	-	(7,240)	-
Common stock issued for debt forgiveness – related party	4,027,153	4,027	139,063	-	143,090
Common stock issued for services	1,510,183	1,510	-	(1,510)
Net Loss	-			(190,738)	(190,738)-
Balance, December 31, 2005	12,778,064	12,777	139,063	(199,488)	(47,648)
Common stock issued for consulting services @ $1 per share	5,823,015	5,824	5,817,192	-	5,823,016
Common stock issued for cash @ $.20 per share	969,050	969	199,031	-	200,000
Stock based compensation	-	-	209,138	-	209,138
Net Loss	-	-	-	(6,363,406)	(6,363,406)
Balance, December 31, 2006	19,570,129	19,570	6,364,424	(6,562,894)	(178,900)
Common stock issued for consulting services @ $.40 per share	2,516,975	2,517	997,483	-	1,000,000
Common stock issued for cash @ $.40 per share	1,912,900	1,913	750,487	-	752,400
Contribution from stockholder	-		100,000	-	100,000
Stock based compensation	-		342,566	-	342,566
Beneficial conversion feature on convertible debt – warrants	-		106,970	-	106,970
Warrants issued to employees	-		415,268	-	415,268
Warrants issued in connection with debt offering	-		32,688	-	32,688
Net loss	-	-		(3,263,504)	(3,263,504)
Balance, December 31, 2007	24,000,004	24,000	9,109,886	(9,826,398)	(692,512)

See notes to Consolidated Financial Statements

INTELLIGENTEK CORPORATION

(A Development Stage Company)

STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2007 and 2006 and for the period from June 7, 2002 (Inception) to December 31, 2007

	December 31, 2007	December 31, 2006	Cumulative During the Development Stage
Operating Activities:	$	$	$
Net Loss	(3,263,504)	(6,363,406)	(9,826,398)
Adjustments to reconcile net loss to cash used in operating activities:
Amortization of patent	5,593	5,593	11,186
Amortization of debt discount	71,526	-	71,526
Amortization of deferred financing costs	23,600	-	23,600
Amortization of warrants issued for debt financing	32,688	-	32,688
Stock options issued for services	342,566	209,138	551,704
Common stock issued to consultants	1,000,000	5,823,016	6,823,016
Common stock issued to founders for services	-	-	8,750
Warrants issued to employees	415,268	-	415,268
Depreciation	889	889	2,677
Change in operating assets and liabilities:
Accounts payable and accrued liabilities	425,099	70,636	574,795
Increase in deferred revenue	-	10,000	10,000
Increase in security deposit	-	-	(1,500)
Net cash used in operating activities	(946,275)	(244,134)	(1,302,688)

Investing Activities:
Purchase of property and equipment	-	-	(4,455)
Purchase of intangible assets and patents	-	-	(16,779)
Net cash used in investing activities	-	-	(21,234)

Financing Activities:
Proceeds from issuance of common stock	752,400	200,000	952,400
Capital Contribution	100,000	-	100,000
Proceeds from issuance of convertible debentures	259,600	-	259,600
Advances on loan – related party	-	-	143,090
Net advances from stockholders	74,826	74,647	150,259
Net advances to Taiwan company	(210,011)	(80,000)	(290,011)
Cash overdraft	5,650	-	5,650
Increase (decrease) in line of credit	(47,323)	50,259	2,934
Net cash provided by financing activities	935,142	244,906	1,323,922

NET (DECREASE) INCREASE IN CASH	(11,133)	772	-
CASH, BEGINNING OF PERIOD	11,133	11,905	-
CASH, END OF PERIOD	-	11,133	-

Supplemental Disclosures of Non-Cash Investing And Financing Activities
Beneficial conversion feature on convertible debt	106,970	-	106,970
Deferred financing costs- in connection with debt offering	35,400	-	35,400
Common stock issued for loan forgiveness	-	-	143,090
Warrants issued in connection with debt offering	32,688	-	32,688

See notes to Consolidated Financial Statements

IntelligenTek Corporation

(A Development Stage Company)

Notes to Financial Statements

NOTE 1 - COMPANY BACKGROUND AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Operations

IntelligenTek Corporation (the “Company” or “IntelligenTek”) (formerly HS Equestrian Estates, Inc.) was incorporated on June 7, 2002 under the laws of the State of Nevada. IntelligenTek Corporation, a California corporation (“ITC”), was incorporated on December 3, 2004 to develop solutions for data input and virtual interactivity through artificial audio-visual intelligence. On October 3, 2007 ITC shareholders acquired 95% of the outstanding common shares of the Company. ITC was the accounting acquirer, but the Company was the surviving legal entity. ITC became a wholly owned operating subsidiary of the Company. The financial statements presented herein give effect to this transaction, and present the results of operations since the date of the merger.

IntelligenTek is a NASA technology partner at the NASA Research Park in Moffett Field, CA. The Company’s technology's primary functionality is the ability to locate, identify, and track objects in crowded environments and under various lighting conditions. The Company is now developing a suite of software solutions incorporating its proprietary patent-pending technology which gives the Company the capability of overcoming many of the limitations often encountered with recognizing and processing 3-D data from a conventional 2-D video source. Because of this, the Company is able to provide an innovative solution for object character recognition, the accurate tracking of a moving object or person, differentiation among various motions from normal to overt, detection of a falling-down motion versus bending over, and identification and recognition of facial features and distinguishing between look-alikes.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Development Stage Company

The Company has not begun principal operations and as is typical with a development stage company has incurred a loss since its inception. The Company’s financial statements are prepared using generally accepted accounting principals applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of trade or business. However, the Company does not have significant cash or material assets, nor does it have and established source of revenue.

Cash and Cash Equivalents

The Company considers all highly liquid financial instruments with a maturity of three months or less at the time of purchase to be cash equivalents.

Certain Risks and Concentrations

The Company is subject to significant risks, including, but not limited to, the need for additional technological changes, competition, manufacturing uncertainties, its lack of marketing experience, and the uncertainty of receiving future revenue from product sales or other sources such as collaborative relationships and the uncertainty of future profitability. In addition, although the Company has recently emerged from the research and development phase, it only has four customers, all whom are foreign entities (Taiwanese).  The Company performs initial credit evaluations of its customers’ financial condition and requires payment in advance for all for services rendered or product shipped. Although there is risk due to the fact that the customer base is so small, the Company did not see the need for reserving for un-collectible accounts due to its policy of requiring payment in advance.

Computation of Net Loss Per Share

The Company presents basic loss per share and if appropriate diluted earnings per share in accordance with “SFAS 128 Earnings Per Share” (“SFAS 128”). Under SFAS 128 basic net loss per share is computed by dividing net income (loss) for the period by the weighted-average number of shares outstanding during the period. Diluted net income per share is computed by dividing net income for the period by the weighted average number of share equivalents during the period. Common stock equivalents arise from the issuance of stock options and warrants. For the years ended December 31, 2007 and 2006, common stock options and warrants were excluded from the computation of basic and diluted loss per share because their effect would have been anti-dilutive.

Property and Equipment

Property and equipment are stated at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition.  Depreciation and amortization are being computed over the estimated useful lives of the assets, generally five years for engineering and computing equipment and seven years for furniture and fixtures. The Company uses the straight-line method to calculate depreciation.

The Company applies the provisions of Financial Accounting Standard No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“FAS No. 144”), Issued by the Financial Accounting Standards Board (“FASB”). FAS 144 requires that long lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value.

Intangible Assets

The Company has copyrighted and filed three patent applications for its core technology, as noted below:

1.

“Virtual Workstation”, for virtual applications.  Patent has been allowed by USPTO on 8/31/2006.  The utility patent number is 10/703,184.

2.

“Audio-Visual 3D Input/Output”, July 28, 2004 publication date, as an alternative infrastructure.  Utility patent number is 11/174,348.

3.

A provisional patent application “Multimedia Conceptual Search and Plan” was filed on October 11, 2005.  Utility patent application was filed on October 10, 2006 as “Conceptual Search System and Associated Search Method”.

The Company is also undertaking the filing of another patent application, which is the continuation of item 2 above, the “Audio-Visual 3D using Dual-View Option”, which extends its original Mono-View 3D for the precision required for remote sensing and tracking purposes, such as the “3D Face Recognition” and “License Plate Localization and Recognition”.

The Company accounts for goodwill and intangible assets in accordance with Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 requires that goodwill and other intangibles with indefinite lives should be tested for impairment annually or on an interim basis if events or circumstances indicate that the fair value of an asset has decreased below its carrying value. Intangible assets as reported by The Company consist of costs incurred in connection with securing patents for the proprietary information owned by The Company.  These costs, which principally consist of direct external legal costs, are capitalized and amortized using the straight-line method over expected useful lives of three years.

The Company intends to rely on copyright and patent laws to protect its proprietary software and hardware designs as well as trade secrets to protect its technology, especially where the Company believes patent protection is appropriate or obtainable.  The Company expects to file three or more additional applications, data fusion between speech and vision, IV Security & Posterization, in the near future.

Deferred Revenue and Contract Costs

Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as subcontracted labor, supplies, tools, repairs and depreciation costs.  General and administrative costs are charged to expense as incurred. Deferred revenue represents retainage and prepayments in connection with these contracts.

Income Taxes

The Company accounts for income taxes under Statement of Financial Accounting Standard No.109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carryforwards. SFAS 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of a deferred tax asset.

Fair Value of Financial Instruments

The Company's financial instruments consist of accounts payable, accrued expenses and notes payable. The Company considers the carrying amounts of these financial instruments to approximate fair value due to the short-term nature of these liabilities.

Stock Based Compensation

The Company has adopted FASB Statement of Financial Accounting Standard ("SFAS") 123R "Share Based Payment." This statement is a revision of SFAS 123, and supersedes APB Opinion 25 and its related implementation guidance. SFAS 123R addresses all forms of share based payment ("SBP") awards including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. SBP awards result in a charge to operations that will be measured at fair value on the grant date, based on the estimated number of awards expected to vest over the service period.

 Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board issued FASB Statement No. 157. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is a relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practices. This Statement is effective for financial statements for fiscal years beginning after November 15, 2007. Earlier application is permitted provided that the reporting entity has not yet issued financial statements for that fiscal year. Management believes this Statement will have no impact on the financial statements of the Company once adopted.

In February 2007, the FASB issued FASB Statement No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115”. This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.

This Statement is expected to expand the use of fair value measurement, which is consistent with the FASB’s long-term measurement objectives for accounting for financial instruments. This Statement applies to all entities, including not-for-profit organizations. Most of the provisions of this Statement apply only to entities that elect the fair value option. However, the amendment to FASB Statement No. 115, “Accounting for Certain Investments in the Debt and Equity Securities,” applies to all entities with available-for-sale and trading securities. Some requirements apply differently to entities that do not report net income. The following are eligible items for the measurement option established by this statement:

Recognized financial assets and financial liabilities except:

•

An investment in a subsidiary that the entity is require to consolidate.

•

An interest in a variable interest entity that the entity is required to consolidate.

•

Employers’ and plans’ obligations (or assets representing net over-funded positions) for pension benefits, other post retirement benefits (including healthcare and life insurance benefits), post-employment benefits, employee stock option and stock purchase plans, and other forms of deferred compensation arrangements, as defined in FASB Statements No.  35 “Accounting and Reporting by Defined Pension Benefit Plans”, No. 87, “Employers Accounting for Pensions”, No. 43, “Accounting for Compensated Absences”, No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”, and No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”, and APB Opinion No. 12, “Omnibus Opinion—1967”.

•

Financial assets and financial liabilities recognized under leases as defined in FASB Statement No. 13, “Accounting for Leases” (this exception does not apply to a guarantee of a third-party lease obligation or a contingent obligation arising from a cancelled lease.)

•

Deposit liabilities, withdrawable on demand, of banks, savings and loan associations, credit unions, and other similar depository institutions.

•

Financial instruments that are, in whole or in part, classified by the issuer as a component of shareholder’s equity (including “temporary equity”). An example is a convertible debt security with a non contingent beneficial conversion feature.

•

Firm commitments that would otherwise not be recognized at inception and that involve only financial instruments.

•

Nonfinancial insurance contracts and warranties that the insurer can settle by paying a third party to provide those goods or services.

•

Host financial instruments resulting from separation of an embedded nonfinancial derivative instrument from a nonfinancial hybrid instrument.

The fair value option established by this statement permits all entities to choose to measure eligible items at fair value at the specified election date. A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. The Financial Accounting Standards Board issued FASB Statement No. 141 (R) (revised 2007), Business Combinations, and No. 160, Noncontrolling Interests in Consolidated Financial Statements. Statement 141 requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. FASB No.141 R is effective for fiscal years beginning after December 15, 2008. The Company does not believe that FAS No. 141 R will have any impact on its financial statements.

The FASB issued FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements. Statement 160 requires all entities to report noncontrolling (minority) interests in subsidiaries in the same way—as equity in the consolidated financial statements. Moreover, Statement 160 eliminates the diversity that currently exists in accounting for transactions between an entity and noncontrolling interests by requiring they be treated as equity transactions. FASB No.160 is effective for fiscal years beginning after December 15, 2008. The Company does not believe that FAS No. 160 will have any impact on its financial statements.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141R, Business Combinations (SFAS 141R) and Statement of Financial Accounting Standards No. 160, Accounting and Reporting of Non-controlling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (SFAS 160). These two standards must be adopted in conjunction with each other on a prospective basis. The most significant changes to business combination accounting pursuant to SFAS 141R and SFAS 160 are the following: (a) recognize, with certain exceptions, 100% of the fair values of assets acquired, liabilities assumed and non-controlling interests in acquisitions of less than a 100% controlling interest when the acquisition constitutes a change in control of the acquired entity, (b) acquirers’ shares issued in consideration for a business combination will be measured at fair value on the closing date, not the announcement date, (c) recognize contingent consideration arrangements at their acquisition date fair values, with subsequent changes in fair value generally reflected in earnings, (d) the expensing of all transaction costs as incurred and most restructuring costs, (e) recognition of pre-acquisition loss and gain contingencies at their acquisition date fair values, with certain exceptions, (f) capitalization of acquired in-process research and development rather than expense recognition, (g) earn-out arrangements may be required to be re-measured at fair value and (h) recognize changes that result from a business combination transaction in an acquirer’s existing income tax valuation allowances and tax uncertainty accruals as adjustments to income tax expense. The Company anticipates these new standards will significantly affect the Company’s accounting for future business combinations following adoption on January 1, 2009.

NOTE 2 – GOING CONCERN

The Company's financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has incurred an accumulated deficit for the period from June 7, 2002 (inception) through December 31, 2007 of approximately $9,826,398 and had negative working capital at December 31, 2007 of approximately $991,394. These factors, among others, raise substantial doubt about its ability to continue as a going concern. In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management’s plans to raise additional capital resources include the issuance of additional equity through one or more private offerings.

NOTE 3 - ADVANCES RECEIVABLE

The Company has advanced $290,000 and $80,000 as of December 31, 2007 and 2006 respectively to a Taiwanese company from which the Company is receiving engineering services. These amounts have been recorded as a long term receivable.  These advances are non-interest bearing. The intention of the Company is to acquire this entity in Taiwan, at which time the amounts owed the Company will be forgiven.

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment are stated at cost and are depreciated using the straight-line method, over 5 years. As of December 31, 2007 and 2006, property and equipment consist of the following:

	December 31, 2007	December 31, 2006
Computer	$4,455	$4,455
Less: accumulated depreciation	(2,677)	(1,788)
	$1,778	$2,667

Depreciation expense amounted to $889 and $889 for the years ended December 31, 2007 and 2006, respectively.

NOTE 5 - INTANGIBLE ASSETS

Intangible assets are stated at cost and are amortized using the straight-line method, over 3 years. As of December 31, 2007 and 2006, intangible assets consist of the following:

	December 31, 2007	December 31, 2006
Patent	$16,779	$16,779
Less: accumulated depreciation	(11,186)	(5,593)
	$5,593	$11,186

Amortization expense amounted to $5,593 and $5,593 for the years ended December 31, 2007 and 2006, respectively. Amortization expense will be $5,593 in the year ended December 31, 2008.

NOTE 6 - NOTES PAYABLE

In April 2007 the Company issued and sold to investors $295,000 in convertible debentures through a private placement memorandum. The debentures were sold in units priced at $25,000 per unit. Each $25,000 debenture bears 10% interest and contained attached stock purchase warrants allowing for conversion into 25,000 shares of common stock of the Company, at the lender’s option. The notes mature one year from the date of issuance. The conversion price set forth in the notes indicates that the conversion price would be equal to the lesser of one dollar per share or a 40% discount to the lowest purchase price per share of common stock issuances in a subsequent financing prior to any conversion of the debentures.  The value ascribed to the stock purchase warrants and associated beneficial conversion feature have been recorded as a discount to the notes payable. This discount is being amortized over the one year life of the notes. In addition the Company incurred approximately $36,000 in direct financing costs associated with the issuance of the debentures. These expenses have been recorded as a discount to the debt and are being amortized over the one year life of the notes. The table below summarizes the value of the notes as of December 31, 2007.

December 31, 2007
Gross Proceeds from notes	$295,000
Less: beneficial conversion feature	(106,970)
Less: financing costs	(35,400)
Add: Amortization of discount	71,527
Add: Amortization of deferred financing costs	23,600
Value of notes on December 31, 2007	$247,757

NOTE 7 - ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities consist of the following as of December 31,

	2007	2006
Trade accounts payable and accrued expenses	$53,887	$9,695
Accrued legal and other professional fees	180,958	-
Accrued payroll and related costs	345,600	140,000
Totals	580,445	$149,695

NOTE 8 – LINE OF CREDIT

The Company maintains a line of credit with a national bank. Limits under this line of credit were $68,000 and $50,000 for the years ended December 31, 2007 and 2006 respectively. As of December 31, 2007 and 2006 the Company had outstanding balances related to the line of $2,900 and $50,000 respectively. Funds are available under the line of credit at an 8.75% interest rate.

NOTE 9 - DUE TO STOCKHOLDER

From time to time the Company has received advances from a stockholder. These advances bear no interest and contain no specific repayment terms. The amounts outstanding were $150,258 and $75,432 for the years ended December 31, 2007 and 2006, respectively. These amounts are payable upon demand.

NOTE 10 - LEASE COMMITMENTS AND OBLIGATIONS

The Company leases its facility under an operating lease agreement expiring February 29th, 2008, that provides renewal privileges.  Rent expense is recognized on a straight-line basis over the term of that lease agreement.  Total rental expense under the Company’s operating lease agreements amounted to approximately $39,000 and $22,000 for the years ended December 31, 2007 and 2006, respectively. Future minimum lease obligations under the operating lease agreement as of December 31, 2007 amounted to approximately $7,300.

NOTE 11 – STOCKHOLDER’S DEFICIT

Common Stock

At the date of inception (June 7, 2002) the Company’s authorized aggregate capital consisted of 75,000,000 shares of $.001 par value common stock. In April 2005, the Company changed the number of common shares authorized to 100,000,000 of $.001 par value common stock.

On October 7, 2007 a reverse merger occurred between the Company and ITC.   ITC stockholders acquired 95% of the outstanding shares of the Company’s stock. Stockholders of ITC received 2.51697 shares of the Company’s stock for each share of ITC stock outstanding immediately prior to the merger.

As of December 31, 2007 the aggregate capital of the Company consisted of 100,000,000 shares of $.001 par value common stock of which 24,000,004 shares were issued and outstanding.

A summary of the Company’s common stock transactions for the years ended December 31, 2007 and 2006 and for the period June 07, 2002 (inception) through December 31, 2007 is as follows:

During 2007

•

Sold 1,912,900 shares of common stock for $752,500 of cash at various times throughout the year.

•

Issued 2,516,975 shares of common stock valued at $1,000,000 to a consultant for services provided to the Company.

During 2006

•

Sold 963,050 shares of common stock for $200,000 cash at various times throughout the year.

•

Issued 5,823,015 shares of common valued at $5,823,016 to employees and consultants who provided services to the company.

During 2005

•

The Company issued 4,027,153 shares to an officer of the Company in exchange for his forgiving a loan due him from the Company. These shares were valued at $143,090 –  the outstanding balance of the loan at the time of the forgiveness.

•

Sold 969,050 shares of common stock for at various times throughout the year for $200,000 cash.

During 2004

•

The Company issued 6,040,728 shares of common stock to the founders of the Company. The shares were issued at par value $.001.

At Inception

•

In June, 2002 the Company issued 1,200,000 shares to the founders of the Company at par value $.001.

Stock Options

The Company periodically issues incentive stock options to key employees, officers, and directors to provide additional incentive to promote the success of the Company and to enhance the ability to attract and retain the services of qualified persons. The Board of Directors approves the issuance of such options.

In 2007 the Company granted 3,084,547 options to purchase the Company’s stock to various employees of the Company at prices ranging from $0.12 to $0.28 per share. The options granted to employees vest 25% in the year of grant and 25% per year each 12 month period the employee is continually employed with the Company. The options have a 4 year life. The fair value of the options granted in 2007 was $526,909 determined by using the Black-Scholes option-pricing model. Variables in the option pricing model include (1) a risk free interest rate of 5%, (2) an expected life of the actual remaining life of the options at year end (3) an expected volatility of 8.74% (4) and zero expected dividends.

In 2006 the Company granted 2,798,870 options to purchase the Company’s stock to various employees of the Company at a price of $0.12 per share. The options granted to employees vest 25% in the year of grant and 25% per year each 12 month period the employee is continually employed with the Company. The options have a 4 year life. The fair value of the options granted in 2006 was $836,303 determined by using the Black-Scholes option-pricing model. Variables in the option pricing model include (1) a risk free interest rate of 5%, (2) an expected life of the actual remaining life of the options at year end (3) an expected volatility of 8.74% (4) and zero expected dividends.

The following table summarizes information related to the stock option activity for the years ended December 31, 2007 and 2006.

	2007 Shares	2007 Weighted Average Exercise Price	2006 Shares	2006 Weighted Average Exercise Price
Outstanding at beginning of year	2,798,870.12		-	-
Options granted	3,084,547.27		2,798,870.12
Options exercised	-	-	-	-
Options cancelled or expired	100,679.23		-	-
Outstanding at the end of the year	5,782,738.27		2,798,870.12
Options exercisable at year end	2,074,927.27		699,717.12

At December 31, 2007 there was approximately $811,508 of total unrecognized compensation expense related to the non vested portion of option based compensation arrangements.

The following table summarizes information relating to the stock options by exercise price at December 31, 2007.

Number of Common Stock Equivalents	Remaining Contractual Life (years)	Exercise Price
3,146,212	2.3	.12
1,258,485	2.55	.28
226,528	3.12
1,151,513	3.28

Common Stock Warrants

In 2007 the Company granted to various employees 4,751,353 warrants to purchase the Company’s common stock at $0.40 per share. The warrants were issued at a time when the Company’s common stock was valued at $0.40 per share.  The warrants vested immediately and have a five year life.  The warrants’ fair value was $415,268, determined by using the Black-Scholes option-pricing model. Variables in the option pricing model include (1) a risk free interest rate of 5%, (2) an expected warrant life of the actual remaining life of the warrants at year end; here the warrants were expensed immediately (3) an expected volatility 8.74% and (4) zero expected dividends.

In 2007 in connection with the issuance of convertible debentures the Company granted to various parties 373,773 warrants to purchase the Company’s common stock at $0.40 per share. The warrants were issued at a time which the Company’s common stock was valued at $0.40 per share. The warrants vested immediately and have a five year life. The warrants’ fair value was $32,668, determined by using the Black-Scholes option-pricing model. Variables in the option pricing model include (1) a risk free interest rate of 5%, (2) an expected warrant life of the actual remaining life of the warrants at year end; here the warrants were expensed immediately (3) an expected volatility 8.74% and (4) zero expected dividends.

A summary of the Company’s stock warrant activity and related information for the years ended December 31, 2007 and 2006 follows:

	Number of Shares Under Warrant	Exercise Price	Weighted Average Exercise Price
Outstanding at the beginning of year	44,049.40		.40
Issued	-	-	-
Exercised	-	-	-
Expired	-	-	-
Warrants outstanding at December 31, 2006	44,049.40		.40
Issued	5,125,126.40		.40
Exercised	-	-	-
Expired	-	-	-
Warrants outstanding at December 31, 2007	5,169,175.40		.40

A summary of outstanding stock purchase warrants as of December 31, 2007 follows:

Number of Common Stock Equivalents	Expiration Date	Remaining Contractual Life (Years)	Exercise Price
44,049	December 2010	2.9	.40
373,773	April 2012	4.5	.40
1,583,784	September 2012	4.8	.40
3,167,569	November 2012	4.9	.40
Total 5,169,175

NOTE 12 - INCOME TAXES

The Company has incurred losses since its inception and therefore has not been subject to federal income taxes. As of December 31, 2007 the Company had net operating loss carry forwards of approximately $______ which expire in various tax years through 2027. Additionally because the United States tax law limits the time during which NOL carry forwards may be applied against future taxable income, the Company will in all likelihood be unable to take full advantage of its NOL for federal income tax purposes should the Company generate taxable income.

The composition of the deferred tax assets and the related tax effects at December 31, 2007 was as follows:

	2007	2006
Total NOLs $	1,004,347	$ 524,389
Temporary differences	138,240	56,000
	1,142,587	265,756
Valuation allowance	(1,142,587)	(265,756)
Net deferred tax assets $	-	-

A reconciliation of federal statutory income tax rate at the Company’s effective income tax rate is as follows:

Rate Reconciliation	December 31, 2007	December 31, 2006
Expected (benefit) at federal statutory rate of 35%	(1,142,226)	(2,227,192)
State tax benefit, net of federal benefit	(163,175)	(318,170)
Valuation allowance	428,570	2,329,206
Expected tax rate	876,831	216,156
	-	-

NOTE 13 - SUBSEQUENT EVENTS

In April 2008 the Company defaulted on its obligation to repay $295,000 in notes payable to investors. The failure to repay the outstanding notes to investors resulted in the initiation of a default provision embedded in the notes, which increased the face interest rate of the debentures from 10% per annum to 18%.

INTELLIGENTEK CORPORATION

(A Development Stage Company)

(unaudited)

BALANCE SHEET

	June 30, 2008	December 31, 2007
ASSETS
CURRENT ASSETS
Cash	$ 15,760	$ -
Total current assets	15,760	-
Advances	336,011	290,011
Property and Equipment, net	8,286	1,778
Patent, net accumulated amortization of $11,186 and $5,593	5,593	5,593
Deposit	1,500	1,500
Total Assets	$ 367,150	$ 298,882
LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts Payable and Accrued Liabilities	$ 1,183,699	$ 574,795
Cash overdraft	-	5,650
Line of Credit	97,148	2,934
Due to Stockholder	150,258	150,258
Deferred Revenue	10,000	10,000
Notes payable, net of debt discount of $47,243	247,757	247,757
Total Current Liabilities	1,688,863	991,394
STOCKHOLDERS’ DEFICIT
Common stock, $0.001 par value; 100,000,000 shares authorized; 24,000,004 and 19,570,129 shares issued and outstanding	24,000	24,000
Additional Paid in capital	9,109,886	9,109,886
Deficit accumulated during the development stage	(10,455,599)	(9,826,398)
Total Stockholders’ Deficit	(1,321,713)	(692,512)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	367,150	298,882

See notes to Consolidated Financial Statements

INTELLIGENTEK CORPORATION

(A Development Stage Company)

STATEMENT OF OPERATIONS

(unaudited)

For the Six Months Ended June 2008, Years Ended December 31, 2007 and 2006 and for the period from June 7, 2002 (Inception) to June 30, 2008

	Six Months Ended June 2008	Year Ended 2007	Year Ended 2006	Cumulative During the Development Stage

Revenue:	$ 50,000	$ -	$ -	$ 50,000

Costs and Expenses:
General and administrative	$ 679,200	3,263,504	6,363,406	10,505,599
Net Loss	(629,200)	(3,263,504)	(6.363,406)	(10,455,599)
Net loss per share basic and diluted		$ (0.16)	$ (0.31)
Weighted Average Number of Shares basic and diluted		20,632,440	18,221,752

See notes to Consolidated Financial Statements

INTELLIGENTEK CORPORATION

(A Development Stage Company)

STATEMENTS OF STOCKHOLDERS’ DEFICIT

(unaudited)

For the Six Months Ended June 30, 2008 and the Years Ended December 31, 2007 and 2006 and for the period from June 7, 2002 (Inception) to June 30, 2008

	Common Stock Shares	Common Stock Amount	Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Total
Balances at June 7, 2002 (Inception)	-	-	-	-	-
Common stock issued to founders	1,200,000	1,200	-	(1,200)	-
Balance at December 31, 2002	1,200,000	1,200	-	(1,200)	-
	-	-	-	-	-
Balance at December 31, 2003	1,200,000	1,200	-	(1,200)	-
Common stock issued to founders	6,040,728	6,040	-	(6,040)	-
Balance at December 31, 2004	7,240,728	7,240	-	(7,240)	-
Common stock issued for debt forgiveness – related party	4,027,153	5,881	139,063	-	143,090
Common stock issued for services	1,510,183	1,510	-	(1,510)
Net Loss	-			(190,738)	(190,738)
Balance, December 31, 2005	12,778,064	12,777	139,063	(199,488)	(47,648)
Common stock issued for consulting services @ $1 per share	5,823,015	5,824	5,817,192	-	5,823,016
Common stock issued for cash @ $.20 per share	969,050	969	199,031	-	200,000
Stock based compensation	-	-	209,138	-	209,138
Net Loss	-	-	-	(6,363,406)	(6,363,406)
Balance, December 31, 2006	19,638,804	19,570	6,364,424	(6,562,894)	(178,900)
Common stock issued for consulting services @ $.40 per share	2,516,975	2,517	997,483	-	1,000,000
Common stock issued for cash @ $.40 per share	1,912,900	1,913	750,487	-	752,400
Contribution from stockholder	-		100,000	-	100,000
Stock based compensation	-		342,566	-	342,566
Beneficial conversion feature on convertible debt – warrants	-		106,970	-	106,970
Warrants issued to employees	-		415,268	-	415,268
Warrants issued in connection with debt offering	-		32,688	-	32,688
Net loss	-	-		(3,263,504)	(3,263,504)
Balance, December 31, 2007	24,000,004	24,000	9,109,886	(9,826,398)	(692,512)
Net Loss through June 30				(629,200)	(629,200)
Balance June 30, 2008				(10,455,599)	(10,455,599)

 See notes to Consolidated Financial Statements

INTELLIGENTEK CORPORATION

(A Development Stage Company)

STATEMENTS OF CASH FLOWS

(unaudited)

For the Six Months ended June 30, 2008 and the Years Ended December 31, 2007 and 2006 and for the period from June 7, 2002 (Inception) to June 30, 2008

	June 30, 2008	December 31, 2007	December 31, 2006	Cumulative During the Development Stage
Operating Activities:		$	$	$
Net Loss	(629,200)	(3,263,504)	(6,363,406)	(10,455,599)
Adjustments to reconcile net loss to cash used in operating activities:
Amortization of patent		5,593	5,593	11,186
Amortization of debt discount		71,526	-	71,526
Amortization of deferred financing costs		23,600	-	23,600
Amortization of warrants issued for debt financing		32,688	-	32,688
Stock options issued for services		342,566	209,138	551,704
Common stock issued to consultants		1,000,000	5,823,016	6,823,016
Common stock issued to founders for services		-	-	8,750
Warrants issued to employees		415,268	-	415,268
Depreciation		889	889	2,677
Change in operating assets and liabilities:
Accounts payable and accrued liabilities	603,255	425,099	70,636	1,178,050
Increase in deferred revenue		-	10,000	10,000
Increase in security deposit		-	-	(1,500)
Net cash used in operating activities		(946,275)	(244,134)	(1,302,688)
Investing Activities:
Purchase of property and equipment	(6,508)	-	-	(10,963)
Purchase of intangible assets and patents		-	-	(16,779)
Net cash used in investing activities		-	-	(21,234)
Financing Activities:
Proceeds from issuance of common stock		752,400	200,000	952,400
Capital Contribution		100,000	-	100,000
Proceeds from issuance of convertible debentures		259,600	-	259,600
Advances on loan – related party		-	-	143,090
Net advances from stockholders		74,826	74,647	150,259
Net advances to Taiwan company	(46,000)	(210,011)	(80,000)	(336,011)
Cash overdraft		5,650	-	5,650
Increase (decrease) in line of credit	94,213	(47,323)	50,259	97,147
Net cash provided by financing activities		935,142	244,906	1,323,922
NET (DECREASE) INCREASE IN CASH		(11,133)	772	-
CASH, BEGINNING OF PERIOD		11,133	11,905	-
CASH, END OF PERIOD	15,760	-	11,133	-
Supplemental Disclosures of Non-Cash Investing And Financing Activities
Beneficial conversion feature on convertible debt		106,970	-	106,970
Deferred financing costs- in connection with debt offering		35,400	-	35,400
Common stock issued for loan forgiveness		-	-	143,090
Warrants issued in connection with debt offering		32,688	-	32,688

See notes to Consolidated Financial Statements

IntelligenTek Corporation

(A Development Stage Company)

Notes to Financial Statements

NOTE 1 - COMPANY BACKGROUND AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Operations

IntelligenTek Corporation (the “Company” or “IntelligenTek”) (formerly HS Equestrian Estates, Inc.) was incorporated on June 7, 2002 under the laws of the State of Nevada. IntelligenTek Corporation, a California corporation (“ITC”), was incorporated on December 3, 2004 to develop solutions for data input and virtual interactivity through artificial audio-visual intelligence. On October 3, 2007 ITC shareholders acquired 95% of the outstanding common shares of the Company. ITC was the accounting acquirer, but the Company was the surviving legal entity. ITC became a wholly owned operating subsidiary of the Company. The financial statements presented herein give effect to this transaction, and present the results of operations since the date of the merger.

IntelligenTek is a NASA technology partner at the NASA Research Park in Moffett Field, CA. The Company’s technology's primary functionality is the ability to locate, identify, and track objects in crowded environments and under various lighting conditions. The Company is now developing a suite of software solutions incorporating its proprietary patent-pending technology which gives the Company the capability of overcoming many of the limitations often encountered with recognizing and processing 3-D data from a conventional 2-D video source. Because of this, the Company is able to provide an innovative solution for object character recognition, the accurate tracking of a moving object or person, differentiation among various motions from normal to overt, detection of a falling-down motion versus bending over, and identification and recognition of facial features and distinguishing between look-alikes.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Development Stage Company

The Company has not begun principal operations and as is typical with a development stage company has incurred a loss since its inception. The Company’s financial statements are prepared using generally accepted accounting principals applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of trade or business. However, the Company does not have significant cash or material assets, nor does it have and established source of revenue.

Cash and Cash Equivalents

The Company considers all highly liquid financial instruments with a maturity of three months or less at the time of purchase to be cash equivalents.

Certain Risks and Concentrations

The Company is subject to significant risks, including, but not limited to, the need for additional technological changes, competition, manufacturing uncertainties, its lack of marketing experience, and the uncertainty of receiving future revenue from product sales or other sources such as collaborative relationships and the uncertainty of future profitability. In addition, although the Company has recently emerged from the research and development phase, it only has four customers, all whom are foreign entities (Taiwanese).  The Company performs initial credit evaluations of its customers’ financial condition and requires payment in advance for all for services rendered or product shipped. Although there is risk due to the fact that the customer base is so small, the Company did not see the need for reserving for un-collectible accounts due to its policy of requiring payment in advance.

Computation of Net Loss Per Share

The Company presents basic loss per share and if appropriate diluted earnings per share in accordance with “SFAS 128 Earnings Per Share” (“SFAS 128”). Under SFAS 128 basic net loss per share is computed by dividing net income (loss) for the period by the weighted-average number of shares outstanding during the period. Diluted net income per share is computed by dividing net income for the period by the weighted average number of share equivalents during the period. Common stock equivalents arise from the issuance of stock options and warrants. For the years ended December 31, 2007 and 2006, common stock options and warrants were excluded from the computation of basic and diluted loss per share because their effect would have been anti-dilutive.

Property and Equipment

Property and equipment are stated at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition.  Depreciation and amortization are being computed over the estimated useful lives of the assets, generally five years for engineering and computing equipment and seven years for furniture and fixtures. The Company uses the straight-line method to calculate depreciation.

The Company applies the provisions of Financial Accounting Standard No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“FAS No. 144”), Issued by the Financial Accounting Standards Board (“FASB”). FAS 144 requires that long lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value.

Intangible Assets

The Company has copyrighted and filed three patent applications for its core technology, as noted below:

1.

“Virtual Workstation”, for virtual applications.  Patent has been allowed by USPTO on 8/31/2006.  The utility patent number is 10/703,184.

2.

“Audio-Visual 3D Input/Output”, July 28, 2004 publication date, as an alternative infrastructure.  Utility patent number is 11/174,348.

3.

A provisional patent application “Multimedia Conceptual Search and Plan” was filed on October 11, 2005.  Utility patent application was filed on October 10, 2006 as “Conceptual Search System and Associated Search Method”.

The Company is also undertaking the filing of another patent application, which is the continuation of item 2 above, the “Audio-Visual 3D using Dual-View Option”, which extends its original Mono-View 3D for the precision required for remote sensing and tracking purposes, such as the “3D Face Recognition” and “License Plate Localization and Recognition”.

The Company accounts for goodwill and intangible assets in accordance with Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 requires that goodwill and other intangibles with indefinite lives should be tested for impairment annually or on an interim basis if events or circumstances indicate that the fair value of an asset has decreased below its carrying value. Intangible assets as reported by The Company consist of costs incurred in connection with securing patents for the proprietary information owned by The Company.  These costs, which principally consist of direct external legal costs, are capitalized and amortized using the straight-line method over expected useful lives of three years.

The Company intends to rely on copyright and patent laws to protect its proprietary software and hardware designs as well as trade secrets to protect its technology, especially where the Company believes patent protection is appropriate or obtainable.  The Company expects to file three or more additional applications, data fusion between speech and vision, IV Security & Posterization, in the near future.

Deferred Revenue and Contract Costs

Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as subcontracted labor, supplies, tools, repairs and depreciation costs.  General and administrative costs are charged to expense as incurred. Deferred revenue represents retainage and prepayments in connection with these contracts.

Income Taxes

The Company accounts for income taxes under Statement of Financial Accounting Standard No.109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carryforwards. SFAS 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of a deferred tax asset.

Fair Value of Financial Instruments

The Company's financial instruments consist of accounts payable, accrued expenses and notes payable. The Company considers the carrying amounts of these financial instruments to approximate fair value due to the short-term nature of these liabilities.

Stock Based Compensation

The Company has adopted FASB Statement of Financial Accounting Standard ("SFAS") 123R "Share Based Payment." This statement is a revision of SFAS 123, and supersedes APB Opinion 25 and its related implementation guidance. SFAS 123R addresses all forms of share based payment ("SBP") awards including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. SBP awards result in a charge to operations that will be measured at fair value on the grant date, based on the estimated number of awards expected to vest over the service period.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board issued FASB Statement No. 157. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is a relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practices. This Statement is effective for financial statements for fiscal years beginning after November 15, 2007. Earlier application is permitted provided that the reporting entity has not yet issued financial statements for that fiscal year. Management believes this Statement will have no impact on the financial statements of the Company once adopted.

In February 2007, the FASB issued FASB Statement No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115”. This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.

This Statement is expected to expand the use of fair value measurement, which is consistent with the FASB’s long-term measurement objectives for accounting for financial instruments. This Statement applies to all entities, including not-for-profit organizations. Most of the provisions of this Statement apply only to entities that elect the fair value option. However, the amendment to FASB Statement No. 115, “Accounting for Certain Investments in the Debt and Equity Securities,” applies to all entities with available-for-sale and trading securities. Some requirements apply differently to entities that do not report net income. The following are eligible items for the measurement option established by this statement:

Recognized financial assets and financial liabilities except:

•

An investment in a subsidiary that the entity is require to consolidate.

•

An interest in a variable interest entity that the entity is required to consolidate.

•

Employers’ and plans’ obligations (or assets representing net over-funded positions) for pension benefits, other post retirement benefits (including healthcare and life insurance benefits), post-employment benefits, employee stock option and stock purchase plans, and other forms of deferred compensation arrangements, as defined in FASB Statements No.  35 “Accounting and Reporting by Defined Pension Benefit Plans”, No. 87, “Employers Accounting for Pensions”, No. 43, “Accounting for Compensated Absences”, No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”, and No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”, and APB Opinion No. 12, “Omnibus Opinion—1967”.

•

Financial assets and financial liabilities recognized under leases as defined in FASB Statement No. 13, “Accounting for Leases” (this exception does not apply to a guarantee of a third-party lease obligation or a contingent obligation arising from a cancelled lease.)

•

Deposit liabilities, withdrawable on demand, of banks, savings and loan associations, credit unions, and other similar depository institutions.

•

Financial instruments that are, in whole or in part, classified by the issuer as a component of shareholder’s equity (including “temporary equity”). An example is a convertible debt security with a non contingent beneficial conversion feature.

•

Firm commitments that would otherwise not be recognized at inception and that involve only financial instruments.

•

Nonfinancial insurance contracts and warranties that the insurer can settle by paying a third party to provide those goods or services.

•

Host financial instruments resulting from separation of an embedded nonfinancial derivative instrument from a nonfinancial hybrid instrument.

The fair value option established by this statement permits all entities to choose to measure eligible items at fair value at the specified election date. A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. The Financial Accounting Standards Board issued FASB Statement No. 141 (R) (revised 2007), Business Combinations, and No. 160, Noncontrolling Interests in Consolidated Financial Statements. Statement 141 requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. FASB No.141 R is effective for fiscal years beginning after December 15, 2008. The Company does not believe that FAS No. 141 R will have any impact on its financial statements.

The FASB issued FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements. Statement 160 requires all entities to report noncontrolling (minority) interests in subsidiaries in the same way—as equity in the consolidated financial statements. Moreover, Statement 160 eliminates the diversity that currently exists in accounting for transactions between an entity and noncontrolling interests by requiring they be treated as equity transactions. FASB No.160 is effective for fiscal years beginning after December 15, 2008. The Company does not believe that FAS No. 160 will have any impact on its financial statements.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141R, Business Combinations (SFAS 141R) and Statement of Financial Accounting Standards No. 160, Accounting and Reporting of Non-controlling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (SFAS 160). These two standards must be adopted in conjunction with each other on a prospective basis. The most significant changes to business combination accounting pursuant to SFAS 141R and SFAS 160 are the following: (a) recognize, with certain exceptions, 100% of the fair values of assets acquired, liabilities assumed and non-controlling interests in acquisitions of less than a 100% controlling interest when the acquisition constitutes a change in control of the acquired entity, (b) acquirers’ shares issued in consideration for a business combination will be measured at fair value on the closing date, not the announcement date, (c) recognize contingent consideration arrangements at their acquisition date fair values, with subsequent changes in fair value generally reflected in earnings, (d) the expensing of all transaction costs as incurred and most restructuring costs, (e) recognition of pre-acquisition loss and gain contingencies at their acquisition date fair values, with certain exceptions, (f) capitalization of acquired in-process research and development rather than expense recognition, (g) earn-out arrangements may be required to be re-measured at fair value and (h) recognize changes that result from a business combination transaction in an acquirer’s existing income tax valuation allowances and tax uncertainty accruals as adjustments to income tax expense. The Company anticipates these new standards will significantly affect the Company’s accounting for future business combinations following adoption on January 1, 2009.

NOTE 2 – GOING CONCERN

The Company's financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has incurred an accumulated deficit for the period from June 7, 2002 (inception) through December 31, 2007 of approximately $9,826,398 and had negative working capital at December 31, 2007 of approximately $991,394. As of June 30, 2008 the accumulated deficit from inception was $10,455,599 and the negative working capital was 1,673,103. These factors, among others, raise substantial doubt about its ability to continue as a going concern. In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management’s plans to raise additional capital resources include the issuance of additional equity through one or more private offerings.

NOTE 3 - ADVANCES RECEIVABLE

The Company has advanced $290,000 and $80,000 as of December 31, 2007 and 2006 respectively to a Taiwanese company from which the Company is receiving engineering services. For the period of January through June 30, 2008, the company has advanced an additional $46,000. These amounts have been recorded as a long term receivable.  These advances are non-interest bearing. The intention of the Company was to acquire this entity in Taiwan, at which time the amounts owed the Company would be forgiven, but the Company no longer intends to do so.

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment are stated at cost and are depreciated using the straight-line method, over 5 years. As of June 30, 2008, December 31, 2007 and 2006, property and equipment consist of the following:

	June 30, 2008	December 31, 2007	December 31, 2006
Computer	$10,953	$4,455	$4,455
Less: accumulated depreciation	(2,677)	(2,677)	(1,788)
	$8,286	$1,778	$2,667

Depreciation expense amounted to $889 and $889 for the years ended December 31, 2007 and 2006, respectively.

NOTE 5 - INTANGIBLE ASSETS

Intangible assets are stated at cost and are amortized using the straight-line method, over 3 years. As of June 30, 2008, December 31, 2007 and 2006, intangible assets consist of the following:

	June 30, 2008	December 31, 2007	December 31, 2006
Patent	$16,779	$16,779	$16,779
Less: accumulated depreciation	(11,186)	(11,186)	(5,593)
	$5,593	$5,593	$11,186

Amortization expense amounted to $5,593 and $5,593 for the years ended December 31, 2007 and 2006, respectively. Amortization expense will be $5,593 in the year ended December 31, 2008.

NOTE 6 - NOTES PAYABLE

In April 2007 the Company issued and sold to investors $295,000 in convertible debentures through a private placement memorandum. The debentures were sold in units priced at $25,000 per unit. Each $25,000 debenture bears 10% interest and contained attached stock purchase warrants allowing for conversion into 25,000 shares of common stock of the Company, at the lender’s option. The notes mature one year from the date of issuance. The conversion price set forth in the notes indicates that the conversion price would be equal to the lesser of one dollar per share or a 40% discount to the lowest purchase price per share of common stock issuances in a subsequent financing prior to any conversion of the debentures.  The value ascribed to the stock purchase warrants and associated beneficial conversion feature have been recorded as a discount to the notes payable. This discount is being amortized over the one year life of the notes. In addition the Company incurred approximately $36,000 in direct financing costs associated with the issuance of the debentures. These expenses have been recorded as a discount to the debt and are being amortized over the one year life of the notes. The table below summarizes the value of the notes as of December 31, 2007. There has been no change through June 30, 2008.

December 31, 2007
Gross Proceeds from notes	$ 295,000
Less: beneficial conversion feature	(106,970)
Less: financing costs	(35,400)
Add: Amortization of discount	71,527
Add: Amortization of deferred financing costs	23,600
Value of notes on December 31, 2007	$ 247,757

In April 2008 the Company defaulted on its obligation to repay $295,000 in notes payable to investors. The failure to repay the outstanding notes to investors resulted in the initiation of a default provision embedded in the notes, which increased the face interest rate of the debentures from 10% per annum to 18%.

NOTE 7 - ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities consist of the following as of June 30, 2008 and December 31, 2007 and 206.

	June 30, 2008	2007	2006
Trade accounts payable and accrued expenses	$60,421	$53,887	$9,695
Accrued legal and other professional fees	212,592	180,958	-
Accrued payroll and related costs	910,686	345,600	140,000
Totals	1,183,699	580,445	$149,695

NOTE 8 – LINE OF CREDIT

The Company maintains a line of credit with a national bank. Limits under this line of credit were $68,000 and $50,000 for the years ended December 31, 2007 and 2006 respectively. As of December 31, 2007 and 2006 the Company had outstanding balances related to the line of $2,900 and $50,000 respectively. Funds are available under the line of credit at an 8.75% interest rate. In January 2008 The Company was issued an additional $30,000 line bringing the total credit limit to $98,000. As of June 30, 2008, approximately $97,000 is outstanding.

 NOTE 9 - DUE TO STOCKHOLDER

From time to time the Company has received advances from a stockholder. These advances bear no interest and contain no specific repayment terms. The amounts outstanding were $150,258 and $75,432 for the years ended December 31, 2007 and 2006, respectively. The amount as of June 30, 2008 is unchanged from December 31, 2007.  These amounts are payable upon demand.

NOTE 10 - LEASE COMMITMENTS AND OBLIGATIONS

The Company leases its facility under an operating lease agreement expiring February 29, 2008, that provides renewal privileges.  Rent expense is recognized on a straight-line basis over the term of that lease agreement.  Total rental expense under the Company’s operating lease agreements amounted to approximately $39,000 and $22,000 for the years ended December 31, 2007 and 2006, respectively. Future minimum lease obligations under the operating lease agreement as of June 30, 2008 amounted to approximately $4,300.

NOTE 11 – STOCKHOLDER’S DEFICIT

Common Stock

At the date of inception (June 7, 2002) the Company’s authorized aggregate capital consisted of 75,000,000 shares of $.001 par value common stock. In April 2005, the Company changed the number of common shares authorized to 100,000,000 of  $.001 par value common stock.

On October 7, 2007 a reverse merger occurred between the Company and ITC.   ITC stockholders acquired 95% of the outstanding shares of The Company’s stock. Stockholders of ITC received 2.51697 shares of the Company’s stock for each share of ITC stock outstanding immediately prior to the merger.

As of December 31, 2007 the aggregate capital of the company consisted of 100,000,000 shares of $.001 par value common stock of which 24,000,004 shares were issued and outstanding.

A summary of the Company’s common stock transactions for the years ended December 31, 2007 and 2006 and for the period June 07, 2002 (inception) through June 30, 2008 is as follows:

During 2008

•

No Activity

During 2007

•

Sold 1,912,900 shares of common stock for $752,500 of cash at various times throughout the year.

•

Issued 2,516,975 shares of common stock valued at $1,000,000 to a consultant for services provided to the Company.

During 2006

•

Sold 963,050 shares of common stock for $200,000 cash at various times throughout the year.

•

Issued 5,823,015 shares of common valued at $5,823,016 to employees and consultants who provided services to the company.

During 2005

•

The Company issued 4,027,153 shares to an officer of the Company in exchange for his forgiving a loan due him from the Company. These shares were valued at $143,090 –  the outstanding balance of the loan at the time of the forgiveness.

•

Sold 969,050 shares of common stock for at various times throughout the year for $200,000 cash.

During 2004

•

The Company issued 6,040,728 shares of common stock to the founders of the Company. The shares were issued at par value $.001.

At Inception

•

In June, 2002 the Company issued  1,200,000 shares to the founders of the Company at par value $.001.

Stock Options

The Company periodically issues incentive stock options to key employees, officers, and directors to provide additional incentive to promote the success of the Company and to enhance the ability to attract and retain the services of qualified persons. The Board of Directors approves the issuance of such options.

In 2007 the Company granted 3,084,547 options to purchase the Company’s stock to various employees of the Company at prices ranging from $0.12 to $0.28 per share. The options granted to employees vest 25% in the year of grant and 25% per year each 12 month period the employee is continually employed with the Company. The options have a 4 year life. The fair value of the options granted in 2007 was $526,909 determined by using the Black-Scholes option-pricing model. Variables in the option pricing model include (1) a risk free interest rate of 5%, (2) an expected life of the actual remaining life of the options at year end (3) an expected volatility of 8.74% (4) and zero expected dividends.

In 2006 the Company granted 2,798,870 options to purchase the Company’s stock to various employees of the Company at a price of $0.12 per share. The options granted to employees vest 25% in the year of grant and 25% per year each 12 month period the employee is continually employed with the Company. The options have a 4 year life. The fair value of the options granted in 2006 was $836,303 determined by using the Black-Scholes option-pricing model. Variables in the option pricing model include (1) a risk free interest rate of 5%, (2) an expected life of the actual remaining life of the options at year end (3) an expected volatility of 8.74% (4) and zero expected dividends.

The following table summarizes information related to the stock option activity for the years ended December 31,  2007 and 2006.

	2007 Shares	2007 Weighted Average Exercise Price	2006 Shares	2006 Weighted Average Exercise Price
Outstanding at beginning of year	2,798,870.12		-	-
Options granted	3,084,547.27		2,798,870.12
Options exercised	-	-	-	-
Options cancelled or expired	100,679.23		-	-
Outstanding at the end of the year	5,782,738.27		2,798,870.12
Options exercisable at year end	2,074,927.27		699,717.12

At December 31, 2007 there was approximately $811,508 of total unrecognized compensation expense related to the non vested portion of option based compensation arrangements.

The following table summarizes information relating to the stock options by exercise price at December 31, 2007.

Number of Common Stock Equivalents	Remaining Contractual Life (years)	Exercise Price
3,146,212	2.3	.12
1,258,485	2.55	.28
226,528	3.12
1,151,513	3.28

Common Stock Warrants

In 2007 the Company granted to various employees 4,751,353 warrants to purchase the Company’s common stock at $0.40 per share. The warrants were issued at a time when the Company’s common stock was valued at $0.40 per share.  The warrants vested immediately and have a five year life.  The warrants’ fair value was $415,268, determined by using the Black-Scholes option-pricing model. Variables in the option pricing model include (1) a risk free interest rate of 5%, (2) an expected warrant life of the actual remaining life of the warrants at year end; here the warrants were expensed immediately (3) an expected volatility 8.74% and (4) zero expected dividends.

In 2007 in connection with the issuance of convertible debentures the Company granted to various parties 373,773 warrants to purchase the Company’s common stock at $0.40 per share. The warrants were issued at a time which the Company’s common stock was valued at $0.40 per share. The warrants vested immediately and have a five year life. The warrants’ fair value was $32,668, determined by using the Black-Scholes option-pricing model. Variables in the option pricing model include (1) a risk free interest rate of 5%, (2) an expected warrant life of the actual remaining life of the warrants at year end; here the warrants were expensed immediately (3) an expected volatility 8.74% and (4) zero expected dividends.

A summary of the Company’s stock warrant activity and related information for the years ended December 31, 2007 and 2006 follows:

	Number of Shares Under Warrant	Exercise Price	Weighted Average Exercise Price
Outstanding at the beginning of year	44,049.40		.40
Issued	-	-	-
Exercised	-	-	-
Expired	-	-	-
Warrants outstanding at December 31, 2006	44,049.40		.40
Issued	5,125,126.40		.40
Exercised	-	-	-
Expired	-	-	-
Warrants outstanding at December 31, 2007	5,169,175.40		.40

A summary of outstanding stock purchase warrants as of December 31, 2007 follows:

Number of Common Stock Equivalents	Expiration Date	Remaining Contractual Life (Years)	Exercise Price
44,049	December 2010	2.9	.40
373,773	April 2012	4.5	.40
1,583,784	September 2012	4.8	.40
3,167,569	November 2012	4.9	.40
Total 5,169,175

NOTE 12 - INCOME TAXES

The company has incurred losses since its inception and therefore has not been subject to federal income taxes. As of December 31, 2007 the Company had net operating loss carry forwards of approximately $_________ which expire in various tax years through 2027. Additionally because the United States tax law limits the time during which NOL carry forwards may be applied against future taxable income, the Company will in all likelihood be unable to take full advantage of it’s NOL for federal income tax purposes should the Company generate taxable income.

The composition of the deferred tax assets and the related tax effects at December 31, 2007 was as follows:

	2007	2006
Total NOLs $	1,004,347	$ 524,389
Temporary differences	138,240	56,000
	1,142,587	265,756
Valuation allowance	(1,142,587)	(265,756)
Net deferred tax assets $	-	-

A reconciliation of federal statutory income tax rate at the Company’s effective income tax rate is as follows:

Rate Reconciliation	December 31, 2007	December 31, 2006
Expected (benefit) at Federal statutory rate of 35%	(1,142,226)	(2,227,192)
State tax benefit, net of federal benefit	(163,175)	(318,170)
Valuation allowance	428,570	2,329,206
Expected tax rate	876,831	216,156
	-	-